                                                                    Exhibit 10.4

                                 LEASE AGREEMENT

                                 by and between

                   HELLWEG GMBH & CO. VERMOGENSVERWALTUNGS KG,
                          a German limited partnership
                     registered with the commercial register
           maintained at the local court of Dortmund under HRA 13391,

                                   as LANDLORD

                                       and

                  HELLWEG DIE PROFI-BAUMARKTE GMBH UND CO. KG,
                          a German limited partnership
                     registered with the commercial register
           maintained at the local court of Dortmund under HRA 13582,

                                    as TENANT

Premises:    1.  Aschersleben, Germany
             2.  Berlin-Biesdorf, Germany
             3.  Berlin-WeiBensee, Germany
             4.  Blumberg, Germany
             5.  Bochum-Hofstede, Germany
             6.  Bonn-Beuel, Germany
             7.  Bonn-Duisdorf, Germany
             8.  Chemnitz II, Germany
             9.  Dahlwitz-Hoppegarten, Germany
            10.  Dortmund-Kley, Germany
            11.  Ennepetal, Germany
            12.  Essen-Altenessen, Germany
            13.  Essen-Borbeck, Germany
            14.  Essen-Kettwig, Germany
            15.  Falkensee, Germany
            16.  Gelsenkirchen, Germany
            17.  Geltow, Germany
            18.  Greiz, Germany
            19.  Gronau, Germany
            20.  Guben, Germany
            21.  Halberstadt, Germany
            22.  Halle, Germany
            23.  Hennigsdorf, Germany
            24.  Leipzig, Germany
            25.  Ludenscheid, Germany
            26.  Lutherstadt-Eisleben, Germany
            27.  Magdeburg Mittagstr., Germany
            28.  Magdeburg, Germany
            29.  Menden, Germany
            30.  Mettmann, Germany
            31.  Nordhausen, Germany
            32.  Paderborn, Germany
            33.  Potsdam, Germany
            34.  Quedlinburg, Germany
            35.  Steinfurt, Germany
            36.  Werl, Germany
            37.  Zwickau, Germany
            Dated as of: February 28, 2007

                                TABLE OF CONTENTS

                                                                          Page
                                                                        --------
1.    Demise of Premises.............................................      2
2.    Certain Definitions............................................      2
3.    Title and Condition; Single Lease Transaction..................     10
4.    Use of Leased Premises; Quiet Enjoyment........................     12
5.    Term...........................................................     13
6.    Basic Rent.....................................................     14
7.    Additional Rent................................................     14
8.    Net Lease: Non-Terminability...................................     15
9.    Payment of Impositions, VAT and Expenses.......................     15
10.   Compliance with Laws and Easement Agreements; Environmental
         Matters.....................................................     16
11.   Intentionally Deleted..........................................     17
12.   Maintenance and Repair.........................................     17
13.   Alterations, Improvements and Expansions.......................     18
14.   Permitted Contests.............................................     19
15.   Indemnification................................................     19
16.   Insurance......................................................     19
17.   Casualty and Condemnation......................................     21
18.   Termination Events.............................................     23
19.   Restoration....................................................     23
20.   Intentionally Omitted..........................................     25
21.   Assignment and Subletting: Prohibition against Leasehold
         Financing...................................................     25
22.   Events of Default..............................................     28
23.   Remedies and Damages Upon Default..............................     30
24.   Notices........................................................     32
25.   Intentionally Omitted..........................................     33
26.   Surrender......................................................     33
27.   Operating Covenants............................................     33
28.   Books and Records..............................................     34
29.   Determination of Value.........................................     34
30.   Non-Recourse as to Landlord....................................     36
31.   Financing......................................................     36
32.   Security Deposit...............................................     36
33.   Substitution and Exchange of Premises..........................     38
34.   Provisions Related to the End of the Lease Term................     38
35.   Right of First Offer to Purchase...............................     39
36.   Ground Leases..................................................     41
37.   Post-Closing Obligations.......................................     41
38.   Miscellaneous..................................................     41

      EXHIBITS
      Exhibit "A-1"       - Premises List
      Exhibit "A-2"       - Legal Description of Real Property
      Exhibit "B"         - Machinery and Equipment
      Exhibit "C"         - Schedule of Permitted Encumbrances
      Exhibit "D"         - Rent Schedule
      Exhibit "E"         - Allocated Costs
      Exhibit "F"         - Premises Percentage Allocation of Basic
                               Rent/Initial Annual Basic Rent
      Exhibit "G"         - Covenants
      Exhibit "H"         - Covenant Compliance Certificate
      Exhibit "I"         - Required Expansions
      Exhibit "J"         - Brands and Trade Related Marks
      Exhibit "K"         - List of Guarantors
      Exhibit "L"         - Post-Closing Obligations

          LEASE AGREEMENT, made as of this 28th day of February, 2007, between HELLWEG GMBH & CO. VERMOGENSVERWALTUNGS KG, a German limited partnership registered with the commercial register maintained at the local court of Dortmund under HRA 13391 ("Landlord"), and HELLWEG DIE PROFI-BAUMARKTE GMBH UND CO. KG, a German limited partnership registered with the commercial register maintained at the local court of Dortmund under HRA 13582 ("Tenant"), both with an address at Borussiastrasse 112, 44149 Dortmund, Germany.

          1. Demise of Premises.

          Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (hereinafter referred to collectively as the "Leased Premises" and individually as listed on Exhibit "A-1" hereto, each of which premises shall include: (a) the real property described in Exhibit "A-2" hereto (including the leasehold interest of Landlord in the Related Premises known as Berlin-Weissensee, Roelckestr. 108 and listed as Number 26 in Exhibit "A-2"), together with the Appurtenances (collectively, the "Land"); (b) the buildings, structures and other improvements now or hereafter constructed ("fest verbunden") on the Land (collectively, the "Improvements"); and (c) the fixtures, machinery, equipment and other property described in Exhibit "B" hereto (collectively, the "Fixtures").

          2. Certain Definitions.

               "Additional Rent" shall mean Additional Rent as defined in Paragraph 7.

               "Adjoining Property" shall mean all sidewalks, driveways, curbs, gores and vault spaces adjoining any of the Leased Premises which Landlord in its capacity as the owner of the Leased Premises is obligated by a Permitted Encumbrance or by Law to maintain, repair and/or restore.

               "Affected Premises" shall mean the Affected Premises as defined in Paragraph 18.

               "Affiliate" of any Person shall mean any Person which shall (i) control, (ii) be under the control of, or (iii) be under common control with such Person (the term "control" as used herein shall be deemed to mean ownership of more than 50% of the outstanding voting stock of a corporation or other majority equity and control interest if such Person is not a corporation) and the power to direct or cause the direction of the management or policies of such Person.

               "Allocated Cost" of each of the Related Premises shall mean the amount set forth opposite each such Related Premises on Exhibit "E" hereto.

               "Alterations" shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, restorations, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Fixtures, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

               "Appurtenances" shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

               "Assignment" shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

               "Basic Rent" shall mean Basic Rent as defined in Paragraph 6.

               "Basic Rent Payment Date" shall mean Basic Rent Payment Date as defined in Paragraph 6.

               "Breached Maintenance Covenant" shall mean Breached Maintenance Covenant as defined in Paragraph 27(b).

               "Business Day" shall mean Monday through Friday and any other day that banks in Germany are open for business.

               "Cash Security Deposit" shall mean Cash Security Deposit as defined in Paragraph 32.

               "Casualty" ("Beschadigung") shall mean any damage to or destruction of or which affects the Leased Premises or Adjoining Property.

               "Commencement Date" shall mean Commencement Date as defined in Paragraph 5.

               "Competitor" shall mean a Person directly or through an affiliate or subsidiary whose primary business is the operation of "do it yourself" home improvement stores.

               "Condemnation" shall mean any taking or damaging of all or a portion of any of the Leased Premises by any authorized governmental or other public authority ("Enteignung").

               "Condemnation Notice" shall mean notice or actual knowledge of the institution of any proceeding for Condemnation.

               "Control" shall mean (A) acquiring, directly or indirectly, more than 50% of the voting stock, partnership interests, membership interests or other equitable and/or beneficial interests of Tenant or (B) obtaining, directly or indirectly, the power (whether or not exercised) to elect a majority of the directors of such Person or voting control of any partnership or limited liability company or other entity acting as its general partner or managing member (including through a merger or consolidation of such Person with or into any other Person).

               "Control Transaction" shall mean Control Transaction as defined in Paragraph 21(m).

               "Costs" of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys' fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require.

               "Covenant Security Deposit" shall mean a Covenant Security Deposit as defined in Paragraph 27.

               "Covenants" shall mean, collectively, the Maintenance Covenant and the Operating Covenants.

               "Default Rate" shall mean the Default Rate as defined in Paragraph 7(a)(iv).

               "DIY" shall mean do-it-yourself.

               "DIY Business" shall mean do-it-yourself business.

               "Easement Agreement" shall mean any conditions, covenants, restrictions, easements, declarations, licenses and other agreements listed as Permitted Encumbrances or as may hereafter affect any Related Premises.

               "Environmental Law" shall mean (a) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (i) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (ii) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity, in each case as amended and as now or hereafter in effect, and (b) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes inter alia, the Federal Emission Control Act (Bundes-Immissionschutzgesetz "BImSchG"), the Federal Soil Protection Act (Bundesbodenschutzgesetz), the Federal Water Protection Act (Wasserhaushaltsgesetz), the Federal Recycling and Pollution Prevention Act (Kreislaufwirtschafts- und Abfallgesetz), the German Civil Code, each as amended and as now or hereafter in effect and any similar state or local Law.

               "Environmental Violation" shall mean (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within any Related Premises, or from any Related Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which is reasonably likely to result in any liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within any Related Premises or which extends to any Adjoining Property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which is reasonably likely to result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage - for the avoidance of doubt, the foregoing shall not include any deposit, storage, dumping, placement or use of any Hazardous Substance in the ordinary course of Tenant's business as long as the same are performed in accordance with applicable Law, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which is reasonably likely to result in any liability, cost or expense to Landlord or Lender or any other owner or occupier of any Related Premises, or which could result in a creation of a lien on any Related Premises under any Environmental Law, (e) any violation of or noncompliance with any Environmental Law.

               "Event of Default" shall mean an Event of Default as defined in Paragraph 22(a).

               "Exchange" shall mean Exchange as defined in Paragraph 33.

               "Exchange Premises" shall mean Exchange Premises as defined in Paragraph 33.

               "Expansion" shall mean Expansion as defined in Paragraph 13(a).

               "Expansion Holdback" shall mean the amount (a) of Eighteen Million Five Hundred Thousand Euros (E18,500,000.00) which shall be retained by Landlord in an interest bearing account in Germany with interest to accrue for the benefit of Tenant and which shall be administered in accordance with Tenant's instructions (subject, however, to investment vehicles approved by Landlord) and (b) which shall be disbursed to Tenant as provided in Paragraph 13(c).

               "Expansion Premises" shall mean each of the Related Premises listed in Exhibit "I".

               "Fair Market Rental Value" shall mean the fair market rental value of the Leased Premises for the relevant Renewal Term determined in accordance with the procedure specified in Paragraph 29.

               "Fair Market Value" shall mean the Fair Market Value of the Leased Premises as of the Relevant Date.

               "Fair Market Value Date" shall mean the date when Fair Market Value or Fair Market Rental Value is determined in accordance with Paragraph 29.

               "Federal Funds" shall mean Euros or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in Germany.

               "Fiscal Year" shall mean March 1 to February 28 or February 29, as the case may be.

               "Fixtures" shall mean the Fixtures as defined in Paragraph 1.

               "GAAP" shall mean German generally accepted accounting principles, consistently applied.

               "German Civil Code" shall mean the German statutory law for civil matters titled "Buergerliches Gesetzbuch ("BGB")".

               "GPI" shall mean GPI as defined in Exhibit "D" hereto.

               "Ground Lease" shall mean each of (i) that certain ground lease, dated 4.4.91, 27.5.92, by and between Mrs. Rosa Jauert, as lessor, and Landlord, as lessee, with respect to the Blumberg Premises, (ii) that certain ground lease, dated 25.7.91, 4.1.96, 19.1.96, by and between Mrs. Ada HauBer, as lessor, and Landlord, as lessee, with respect to the Bonn-Beuel

Premises, (iii) that certain ground lease, dated 27.1.92, by and between Mr. Paul Dwersteg, as lessor, and Landlord, as lessee, with respect to the Steinfurt Premises, (iv) that certain ground lease, dated 31.8.89, 6.9.93, 15.10.93, by and between Mr. Paul Dwersteg, as lessor, and Landlord, as lessee, with respect to the Steinfurt Premises, (v) that certain sublease, dated 24.5.85, by and between Johannes Beese Immobilien GmbH & Co. KG, as sublessor, and Landlord, as sublessee, with respect to the Dortmund-Kley Premises, (vi) that certain lease, dated 17.7.93, 11.11.94, by and between Johannes Beese Stiftung, as lessor, and Landlord, as sublessee, with respect to the Dortmund-Kley Premises, and (vii) that certain authorization, dated February 28, 2007, by and between Erwin Specht Verwaltungs-GmbH, as lessor, and Landlord, as lessee, with respect to the Berlin-WeiBensee Premises.

               "Ground Lease Basic Rent" shall mean rent as provided and set forth in the applicable Ground Lease.

               "Ground Lease Obligations" shall mean all of the obligations and liabilities of the lessee under the applicable Ground Lease.

               "Ground Lessor" shall mean the applicable lessor under the applicable Ground Lease.

               "Guarantor" shall collectively mean each of those Persons listed in Exhibit "K" hereto and any other Person who shall hereafter execute a guaranty in favor of Landlord guaranteeing the obligations of Tenant under this Lease.

               "Guaranty" shall mean the Guaranty on First Demand (Garantie auf erstes Anfordern) dated as of the date hereof from Guarantor to Landlord guaranteeing the payment and performance by Tenant of all of Tenant's obligations under the Lease and any other Guaranty on First Demand (Garantie auf erstes Anfordern) entered into after the date hereof by a Guarantor.

               "Hazardous Activity" means any activity, process, procedure or undertaking which directly or indirectly (a) procures, generates or creates any Hazardous Substance; (b) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (c) involves the containment or storage of any Hazardous Substance; or (d) would cause any of the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

               "Hazardous Condition" means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

               "Hazardous Substance" means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radioactive materials, asbestos, asbestos containing materials, microbial matter (including but not limited to mold, mildew and other fungi or bacterial matter which reproduces through the release of spores or the splitting of cells), urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

               "Impositions" shall mean the Impositions as defined in Paragraph 9(a).

               "Improvements" shall mean the Improvements as defined in Paragraph 1.

               "Indemnitee" shall mean an Indemnitee as defined in Paragraph 15.

               "Initial Security Deposit" shall mean Initial Security Deposit as defined in Paragraph 32.

               "Insurance Requirements" shall mean the requirements of all insurance policies maintained in accordance with this Lease.

               "Interest Purchase Agreement" shall mean that certain Interest Purchase Agreement dated 28 February, 2007 among HLWG TWO (GER) LLC, Mr. Reinhold Semer and Semer Unternehmensverwaltung GmbH & Co. KG.

               "Land" shall mean the Land as defined in Paragraph 1.

               "Law" shall mean any German Law.

               "Lease" shall mean this Lease Agreement.

               "Lease Year" shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) full consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

               "Leased Premises" shall mean the Leased Premises as defined in Paragraph 1.

               "Legal Requirements" shall mean the requirements of all present and mandatory future Laws (including but not limited to Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to any of the Leased Premises or any Related Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises or any Related Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises or any Related Premises or requires Tenant to carry insurance other than as required by this Lease.

               "Lender" shall mean any Person (and its respective successors and assigns) which may, on or after the date hereof, make a Loan to Landlord or be the holder of a Note.

               "Loan" shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

               "Maintenance Covenant" shall mean the covenant described in Section B of Exhibit "G" hereto.

               "Monetary Obligations" shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.

               "Moody's" shall mean Moody's Investor Services, Inc.

               "Mortgage" shall mean any mortgage from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

               "Net Award" shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord in collecting such award or proceeds.

               "Note" shall mean any promissory note evidencing Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

               "Operating Covenants" shall mean the covenants and agreements described in Section A of Exhibit "G" hereto.

               "Parent" shall mean any Person which owns the shares of Tenant.

               "Partial Condemnation" shall mean any Condemnation which does not result in the total Condemnation of a Related Premises.

               "Permitted Control Transaction" shall mean Permitted Control Transaction as defined in Paragraph 21(m).

               "Permitted Encumbrances" shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit "C" hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

               "Person" shall mean an individual, partnership, association, corporation or other entity.

               "Pledge Agreements" shall mean the Share Pledge Agreements from HELLWEG Verwaltungsgesellschaft mbH in favor of Landlord and the Interest Pledge Agreement from HELLWEG GmbH & Co. Grundbesitz KG ("KG") in favor of Landlord which secure the obligations of KG under the Guaranty and any other Share Pledge Agreement or Interest Pledge Agreement entered into after the date hereof which secures the obligations of a Guarantor under the Guaranty.

               "Premises Percentage Allocation" shall mean the percentage allocated to each Related Premises in Exhibit "F" to this Lease as the same may be adjusted in accordance with the formula specified in Exhibit "F".

               "Prime Rate" shall mean the interest rate per annum as published, from time to time, in The Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". The Prime Rate may not be the lowest rate of interest charged by any "large U.S. money center commercial banks" and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the "Prime Rate" as described above, the Prime Rate shall be the average per annum discount rate (the "Discount Rate") on ninety-one (91) day bills ("Treasury Bills") issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

               "Property Specific Default" shall mean a default by Tenant which is not the failure to pay a Monetary Obligation and which relates solely to one or more specific Related Premises (by way of example, an Environmental Violation which affects one or more specific Related Premises or the failure to maintain and repair one or more specific Related Premises).

               "Related Premises" shall mean any one of the Premises listed on Exhibit "A-1".

               "Relevant Date" shall mean (a) the date on which Fair Market Value is determined for purposes of Paragraph 23(i) or (b) the date on which Fair Market Rental Value is determined for the Renewal Term.

               "Remaining Premises" shall mean the Related Premises which are not Affected Premises under Paragraph 18.

               "Renewal Term" shall mean Renewal Term as defined in Paragraph 5.

               "Rent" shall mean, collectively, Basic Rent, Ground Lease Basic Rent and Additional Rent.

               "Required Expansions" shall mean Required Expansions as defined in Paragraph 13(c).

               "S&P" shall mean Standard and Poor's Corporation.

               "Security Deposit" shall mean the Initial Security Deposit, the Covenant Security Deposit and/or the Cash Security Deposit, as the context may require.

               "Shareholder" shall mean any Person which shall directly or indirectly own or control five percent (5%) or more of (i) the convertible debt or (ii) the outstanding Voting Stock of a corporation or other controlling interest if such Person is not a corporation.

               "Sister Company" shall mean any Person in the DIY Business and in which Tenant or Tenant Shareholder directly or indirectly holds an ownership interest.

               "Site Assessment" shall mean a Site Assessment as defined in Paragraph 10(c).

               "Subsidiary(ies)" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock or other equity interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity and which, if a member of the Tenant Group or a Sister Company, shall enter into a guaranty of this Lease substantially in the form of the Guaranty.

               "Surviving Obligations" shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

               "Tenant Group" shall mean Tenant, each Guarantor and their respective Subsidiaries if and for so long as each such Person shall be part of the same group for the purpose of reporting financial positions and results on a consolidated basis except that HELLWEG GmbH & Co. Grundbesitz KG and HELLWEG Verwaltungsgesellschaft mbH shall at all times and for all purposes be part of the Tenant Group even if such entities do not report financial positions and results on a consolidated basis with other members of the Tenant Group, but only as long as they are required to be a Guarantor under this Lease. For avoidance of doubt, Tenant Group shall not include Landlord under any circumstances for any reason.

               "Tenant Shareholder" shall mean Mr. Reinhold Semer, his heirs, executors and assigns.

               "Term" shall mean the Term as defined in Paragraph 5.

               "Termination Date" shall mean the Termination Date as defined in Paragraph 18.

               "Termination Event" shall mean a Termination Event as defined in Paragraph 18.

               "Termination Notice" shall mean Termination Notice as defined in Paragraph 18(a).

               "Third Party Purchaser" shall mean the Third Party Purchaser as defined in Paragraph 21 (h).

               "VAT" shall mean value added taxes which are required to be paid on the Rent.

               "Voting Stock" shall mean shares of stock of a corporation having ordinary voting power to elect the board of directors or other managers of such corporation.

               "Warrant and Participation Agreement" shall mean that certain Warrant and Participation Agreement of even date from Tenant to affiliates of Landlord.

               "Warranties" shall mean Warranties as defined in Paragraph 3(d).

               "Work" shall mean Work as defined in Paragraph 13(b).

          3. Title and Condition; Single Lease Transaction.

               (a) The Leased Premises are demised and let subject to (i) the rights of any Persons in possession of the Leased Premises, (ii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iv) all Legal Requirements, including any existing violation of any thereof, (v) the terms and condition of the Ground Lease, where applicable, and (vi) the condition of the Leased Premises as of the commencement of the Term, without representation or warranty by Landlord.

               (b) LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS,

DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT, (iv) LANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY,
(xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO ANY LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

               (c) Tenant acknowledges that (i) fee simple title (Eigentum) to the Leased Premises will be in Landlord after Landlord will have been registered as new owner in the land register and that Tenant will have only the leasehold right of possession and use of the Leased Premises, as provided herein, (ii) the Improvements conform to all material Legal Requirements and all Insurance Requirements, (iii) all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained, (iv) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid, and all materials and supplies have been fully paid for, (v) the Improvements have been fully completed in all material respects in a workmanlike manner of first class quality, and (vi) all Fixtures necessary or appropriate for the use or operation of the Leased Premises have been installed and is presently fully operative in all material respects.

               (d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, in conjunction with Landlord, the right to enforce all assignable warranties, guaranties, indemnities, causes of action and similar rights (collectively "Warranties") which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease (unless Tenant or its affiliate or designee acquires any of the Leased Premises, in which instance such assignment shall become permanent and irrevocable with respect to such Leased Premises), whereupon such assignment shall cease and all of the Warranties shall automatically revert to Landlord. Tenant shall use commercially reasonable efforts to enforce the Warranties in accordance with their respective terms.

               (e) LANDLORD AND TENANT AGREE THAT IT IS THEIR MUTUAL INTENT TO CREATE, AND THAT THIS LEASE CONSTITUTES, A SINGLE LEASE WITH RESPECT TO EACH AND EVERY PARCEL OF LAND, IMPROVEMENTS INCLUDED IN ANY AND ALL OF THE LEASED PREMISES (WHEREVER LOCATED), THAT THIS LEASE IS NOT INTENDED AND SHALL NOT BE CONSTRUED TO BE SEPARATE LEASES AND THAT ALL THE TERMS AND CONDITIONS HEREOF SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF LANDLORD AND TENANT WITH RESPECT THERETO.

               (f) TENANT EXPRESSLY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING THE PROVISIONS OF PARAGRAPH 18 OR 37(o) HEREOF OR ANY OTHER PROVISION IN THIS LEASE TO THE CONTRARY, IT IS THE EXPRESS INTENT OF LANDLORD AND TENANT TO CREATE, AND THAT THIS LEASE CONSTITUTES, A SINGLE LEASE WITH RESPECT TO EACH AND EVERY PARCEL OF LAND, IMPROVEMENTS AND FIXTURES INCLUDED IN EACH AND ALL OF THE RELATED PREMISES (WHEREVER LOCATED) AND SHALL NOT BE (OR BE DEEMED TO BE) DIVISIBLE OR SEVERABLE INTO SEPARATE LEASES FOR ANY PURPOSE WHATSOEVER, AND TENANT HEREBY WAIVES ANY RIGHT TO CLAIM OR ASSERT A CONTRARY POSITION IN ANY ACTION OR PROCEEDING; IT BEING FURTHER UNDERSTOOD AND AGREED BY TENANT THAT THE ALLOCATIONS OF ALLOCATED COST AND PERCENTAGE ALLOCATION OF BASIC RENT AS SET FORTH ON EXHIBIT "E" AND EXHIBIT "F" HEREOF ARE INCLUDED TO PROVIDE A FORMULA FOR RENT ADJUSTMENT AND LEASE TERMINATION UNDER CERTAIN CIRCUMSTANCES AND AS AN ACCOMMODATION TO TENANT. ANY EVENT OF DEFAULT HEREUNDER IN CONNECTION WITH ANY RELATED PREMISES SHALL BE DEEMED TO BE AN EVENT OF DEFAULT WITH RESPECT TO THE ENTIRE LEASED PREMISES (WHEREVER LOCATED). THE FOREGOING AGREEMENTS AND WAIVERS BY TENANT IN THIS PARAGRAPH 3(f) ARE MADE AS A MATERIAL INDUCEMENT TO LANDLORD TO ENTER INTO THE TRANSACTION CONTEMPLATED BY THIS LEASE AND THAT, BUT FOR THE FOREGOING AGREEMENTS AND WAIVERS BY TENANT, LANDLORD WOULD NOT CONSUMMATE THIS LEASE TRANSACTION.

               (g) Landlord and Tenant acknowledge that a lease agreement with McFit exists at the Magdeburg Mittagstr Premises and a lease agreement with Total for the operation of a petrol station exists at the Berlin-Biesdorf Premises. Tenant will use its best efforts to transfer these existing lease agreements into sub-lease agreements between Tenant and such third parties. In case either one or both of the third parties object to such transfer, the Landlord and Tenant undertake to deal with each other as if such transfer to sub-lease agreements would have been completed successfully, i.e., Tenant shall perform all obligations of landlord under these lease agreements and shall indemnify Landlord from and against all claims resulting from such lease agreements and Landlord shall assign its claims for payment of the rent to Tenant and instruct the third parties to pay the rent directly to Tenant, as long as no Event of Default exists.

          4. Use of Leased Premises; Quiet Enjoyment.

               (a) Tenant may occupy and use the Leased Premises for retailing and uses related thereto (such as offices, petrol stations). For any other purpose Tenant shall require the prior written consent of Landlord which is not to be unreasonably withheld. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or might (i) violate any Law, Legal Requirement or Permitted Encumbrance, (ii) make void or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) make void, cancel or cause to be cancelled or release any of the Warranties,
(iv) cause structural injury to any of the Improvements, (v) constitute a public or private nuisance or waste or (vi) if applicable, conflict with or violate the terms and conditions of the Ground Lease.

               (b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof, provided that Landlord and Ground Lessor or its respective agents may enter upon and examine any of the Leased Premises at such reasonable times during normal business hours as Landlord may select and upon at least 48 hours prior notice to Tenant (except in the case of any emergency, in which event no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder or under the Ground Lease, as applicable, and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers, making any repairs and taking such other action with respect to the Leased Premises as is permitted by any provision hereof or the Ground Lease.

               (c) In no event shall any portion of the Leased Premises be used or occupied or permitted to be used or occupied for any of the following purposes: (i) any nightclub, bar or discotheque; (ii) any adult bookstore or video shop, nude or semi-nude or "adult" entertainment establishment or any lewd, obscene or pornographic purpose; (iii) any store in which a material portion of the inventory is not available for sale or rental to children under 18 years of age because such inventory explicitly deals with, relates to, or depicts human sexuality, or in which any of the inventory constitutes drug paraphernalia, (iv) any dumping, disposing, incineration or reduction of garbage (exclusive of appropriately screened dumpsters and/or recycling bins located in the rear of any building and garbage disposal in the ordinary course of business); (v) any mortuary; (vi) any bankruptcy sale (unless pursuant to a court order) or auction house operation; (vii) any central laundry or dry cleaning plant or laundromat; (viii) any business whose primary activity is automobile, truck, trailer or RV repairs; (ix) any "flea market", secondhand, or, except in the ordinary course of business, surplus or other "off-price" or deep discount sales inside of the Improvements; (x) any gambling or off-track betting operation except for state licensed operations, or (xi) any massage parlor.

               (d) Landlord agrees that its business operations shall be limited to the ownership, leasing, development, financing of the Leased Premises and any matters related thereto.

          5. Term.

               (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on March 1, 2007 (the "Commencement Date") and ending on February 28, 2030 (the "Expiration Date").

               (b) Provided that if, on or prior to the Expiration Date this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date the Term shall be deemed to have been automatically extended for an additional period of seven (7) years (the "Renewal Term"), unless Tenant shall notify Landlord in writing at least twenty-four (24) months prior to the Expiration Date that Tenant is terminating this Lease as of the Expiration Date. Any extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified (except that at the end of the Renewal Term, Tenant shall not have the right to any additional Renewal Terms).

               (c) If Tenant terminates this Lease pursuant to Paragraph 5(b) prior to the Expiration Date, or if an Event of Default occurs, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of any of the Leased Premises for sale or reletting and to erect upon any of the Leased Premises signs indicating such availability (if customary in Germany in such circumstances) and (ii) show any of the Leased Premises to prospective purchasers or tenants or their agents at such reasonable times as Landlord may select with twenty-four (24) hours prior notice.

               (d) An extension of this Lease according to Section 545 German Civil Code due to continued usage of the Leased Premises by Tenant is specifically excluded.

          6. Basic Rent. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit "D" hereto ("Basic Rent"). Basic Rent shall be payable in advance for the next calendar month and shall be paid no later than the third (3rd) Business Day of each calendar month thereafter during the Term and shall be payable as set forth in said Exhibit "D". The first payment for the period from and including March 31, 2007 is payable on the Commencement Date. The date that each payment of Basic Rent is due is hereinafter referred to as a "Basic Rent Payment Date". Each such payment of Basic Rent shall include VAT on such payment and shall be made in Federal Funds on each Basic Rent Payment Date to Landlord which may instruct Tenant to wire Rent to a country other than the country in which the Leased Premises are located and/or to such one or more other Persons, pursuant to wire transfer instructions delivered to Tenant from time to time which may instruct Tenant to wire Rent to a country other than the country in which the Leased Premises are located at such addresses and in such proportions as Landlord may direct by thirty (30) days' prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof).

          7. Additional Rent.

               (a) Tenant shall pay and discharge, as additional rent (collectively, "Additional Rent"):

                    (i) all costs and expenses of Landlord and any other Persons specifically referenced herein which are incurred in connection or associated with (A) the use, non-use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises or this Lease, (C) Costs of Landlord's counsel and reasonable internal Costs of Landlord incurred in connection with any act undertaken by Landlord (or its counsel if counsel is customarily required in Germany for such matter) at the written request of Tenant, or any act of Landlord performed on behalf of Tenant following an Event of Default, including compliance with applicable Law, (D) all costs and fees associated with the wire transfers of Rent payments, (E) Costs of Landlord incurred in connection with the collection, payment and refunds of VAT, if any,
(F) all Ground Lease Basic Rent, additional rent and other charges payable by or on behalf of the lessee under the terms of the Ground Lease, and (G) any other items specifically required to be paid by Tenant under this Lease;

                    (ii) after the date all or any portion of any installment of Basic Rent is due and not paid by the applicable Basic Rent Payment Date and after the date all or any portion of any installment of Ground Lease Basic Rent is due and not paid, an amount (the "Late Charge") equal to three percent ( 3%) of the amount of such unpaid installment or portion thereof to reimburse Landlord for its cost and inconvenience incurred as a result of Tenant's delinquency provided, however, that with respect to the first late payment of all or any portion of any installment of Basic Rent in any Lease Year, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within five (5) business days' following the due date thereof;

                    (iii) interest at the rate (the "Default Rate") of five percent (5%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent or Ground Lease Basic Rent from the respective due dates thereof, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date when any such amount becomes overdue.

               (b) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within ten (10) Business Days after Landlord's demand for payment thereof, and (ii) any other Additional Rent, within ten (10) Business Days after Landlord's demand for payment thereof.

               (c) To the extent that any Additional Rent is subject to VAT under any applicable VAT provision, Tenant shall pay such VAT imposed on the Additional Rent amount at the applicable rate.

               (d) In no event shall amounts payable under Paragraph 7(a)(ii) and (iii) or elsewhere in this Lease exceed the maximum amount permitted by applicable Law.

          8. Net Lease: Non-Terminability.

               (a) Except as otherwise specifically provided in this Lease, this is a net lease and all Monetary Obligations shall be paid without notice or demand and without set-off except for amounts that are not disputed by Landlord or that have been confirmed in a non-appealable judgment, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a "Set-Off").

               (b) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease.

               (c) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law except for the rights under Section 314, 543 subsection 1 of the German Civil Code (i) to quit, terminate or surrender this Lease or any of the Leased Premises, or (ii) to any Set-Off of any Monetary Obligations unless such amounts claimed by the Tenant against the Landlord are not disputed by Landlord or have been confirmed in a non-appealable judgment.

          9. Payment of Impositions, VAT and Expenses.

               (a) Tenant shall, before interest or penalties are due thereon, pay and discharge all real estate taxes and assessments (including real and personal property, franchise, sales and rent taxes and all taxes or assessments, if any, for which the lessee is responsible under the Ground Lease) ("Impositions") and VAT, if any that is due as a result of this Lease or the Interest and Share Purchase Agreement (the latter relating to adjustments on the input VAT (Vorsteuerabzug) for the purchase price (or any claim by any taxing authority with respect to any reclamation of any VAT previously refunded, as well as any interest or penalties imposed through VAT adjustments made by taxing authorities unless such reclamation, interest or penalties are as a result of Landlord engaging any business other than the ownership, leasing and/or development of the Leased Premises), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, including all costs and expenses listed in the Cost Ordinance ("Betriebskostenverordnung") as well as costs and expenses for running, cleaning and maintenance of windows, window panes, fronts and exterior of the building, garage doors, technical admission systems, e.g. code card systems or other electronic systems, ventilation and air conditioning equipment, elevators and escalators, any interior or exterior pipes especially gas or water pipes, leads, wires, power circuits, ducts, taps, telephone and communication systems, heating systems, security systems, fire detectors, emergency power units, generators, air and water cleaning filters, snow and ice removal, street sweeping and street cleaning, roof maintenance and repair, costs, for administration and administrative personal, security surveillance measures, lighting of the building, labeling of the building by exterior signs and all other public charges whether of a like or different nature, even if unforeseen or extraordinary. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and cause an agent of Tenant to file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant's receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof and (3) receipts for payment of all other Impositions within ten
(10) days after Landlord's request therefor.

               (b) Tenant shall make all VAT payments arising from Tenant's obligations under the Lease as and when due. Tenant will make such VAT payments directly to the applicable taxing authority if permitted by law as and when due on behalf of Landlord (but, if making such payments directly to the applicable taxing authority is not permitted by law, Tenant will make such VAT payments to an account designated by Landlord) and in connection therewith, the preparation and review or filing of any VAT returns shall be performed by Tenant. If at any time Landlord is not reasonably satisfied with the Tenant's performance with respect to the preparation and review and filing of any VAT returns, Landlord shall have the right to arrange for another Person to perform such work at Tenant's expense.

          10. Compliance with Laws and Easement Agreements; Environmental
Matters.

               (a) Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying any part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws) and the Ground Lease. Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord, Tenant shall promptly remediate or undertake any other appropriate response action to correct any existing Environmental Violation.

               (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder.

               (c) Upon prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate ("Site Reviewers") to visit the Leased Premises during normal business hours and in a manner which does not unreasonably interfere with Tenant's operations and perform, as agents of Tenant, and to conduct environmental site investigations and assessments ("Site Assessments") on the Leased Premises in any of the following circumstances: (i) in connection with any sale, financing or refinancing of the Leased Premises,
(ii) within the six month period prior to the expiration of the Term, (iii) if required by Lender or the terms of any credit facility to which Landlord is bound, (iv) if an Event of Default exists, or (v) at any other time that, in the opinion of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation or any condition that could reasonably be expected to result in any Environmental Violation exists. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and, upon reasonable notice to Tenant, shall make available for meetings with the Site Reviewers appropriate personnel of Tenant, if any, having knowledge of such matters. The costs of performing and reporting Site Assessments under clauses (iv) and (v) shall be paid by Tenant (unless, under clause (v), no Environmental Violation is found to exist); otherwise such costs shall be paid by Landlord.

               (d) If Tenant fails to comply with any requirement of any Environmental Law in connection with any Environmental Violation which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem necessary or advisable in order to cure such Environmental Violation.

               (e) Tenant shall notify Landlord immediately after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

               (f) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party thereto which are identical to the covenants contained in Paragraph 10(a).

          11. Intentionally Deleted.

          12. Maintenance and Repair.

               (a) Tenant shall at all times during the Term of this Lease maintain ("instandhalten") each Related Premises and the Adjoining Property in as good repair and appearance and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to the other real properties owned or operated by it, and, in the case of the Fixtures, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear. Tenant shall take every other action necessary or appropriate for the preservation and safety of each Related Premises. Tenant shall promptly make all Alterations of every kind and nature, which may be required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any Related Premises or Adjoining Property in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

               (b) If any Improvements, now or hereafter constructed by the Tenant, violate any rights of a third party or any mandatory statutory obligations, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

          13. Alterations, Improvements and Expansions.

               (a) Tenant shall have the right, without having obtained the prior written consent of Landlord or Lender and provided that no Event of Default then exists, (i) to make non-structural ("nicht statische") Alterations or a series of related non-structural Alterations, and (ii) to install its own equipment and fixtures in the Improvements or accessions to its own equipment and fixtures and (iii) to construct lateral expansions (any such expansion, an "Expansion") to the Improvements provided that , so long as at the time of construction or installation of any such equipment or Alterations or the construction of any Expansion no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby and, with respect to any Expansion, the structure of the applicable Improvements is not adversely affected. If Tenant desires to make structural ("statische") Alterations to any Related Premises or to construct any Expansion which would impair the structure of the Improvements, the prior written approval of Landlord shall be required. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord. Landlord shall have the right to require Tenant to remove any Alterations except for those Alterations required by Law or for which Landlord has agreed in writing that removal will not be required or for which consent was not necessary or was provided by Landlord.

               (b) If Tenant makes any Alterations or constructs any Expansion pursuant to this Paragraph 13 or makes any Alterations as required by Paragraph 12 or 17 (such Alterations and Expansions being hereinafter collectively referred to as "Work"), then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with the Ground Lease and all Legal Requirements, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work involves the replacement of Fixtures or parts thereto, all replacement Fixtures or parts shall have a value and useful life equal or greater than the value and useful life of the Fixtures being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Fixtures was then in the condition required by this Lease), (vi) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (vii) all such Work (except for Work involving Tenant's equipment and fixtures) shall be the property of Landlord and shall be subject to this Lease, and (viii) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraph 12(a) and, if the Alterations are structural or are an Expansion which is reasonably likely to affect the integrity of any structure, Paragraph 19(a), whether or not such Work involves restoration of any Related Premises.

               (c) No later than the dates set forth in Exhibit "I" next to each Expansion Premises, Tenant shall complete the expansions described in Exhibit "I" hereto (the "Required Expansions") which Tenant shall construct in accordance with the requirements of this Paragraph 13. Landlord hereby consents to the construction of the Required Expansions. Upon completion of each Expansion Premises that is the subject of the Required Expansions, which completion shall be evidenced by (i) the issuance of a written confirmation of the architect supervising the construction that the Required Expansions are completed and the operations have commenced (Fertigstellung und Inbetriebnahme), and (ii) either (A) certificates of occupancy issued by the applicable local governmental authority, or (B)to the extent certificates of occupancy have not been issued, negative confirmations confirming that certificates of occupancy are not required with respect to the applicable Required Expansion, or (C) a statement from the local municipal authority stating that a building permit exists, there are no material defects with respect to the applicable Required Expansion, and the applicable local municipality has no objection to the use of the relevant Expansion Premises, Landlord shall, within ten (10) days following the delivery of such evidence, release to Tenant the applicable portion of the Expansion Holdback for the applicable completed Required Expansion.

               (d) In case Tenant does not complete one or more of the Required Expansions within thirty six (36) months of the applicable dates set forth in Exhibit "I" due to any cause or causes which Tenant is not, despite its best efforts, able to prevent or overcome (which causes exclude the unavailability of money, unavailability of sources of financing, a shortage of labor or materials, or changes in market conditions), the total amount of Basic Rent shall remain unaffected except as expressly provided in (ii) in the succeeding sentence. In such event, Landlord shall have the right, at its sole and exclusive option, to either (i) pay the respective portion of the Expansion Holdback, including interest accrued thereon, to Tenant or (ii) (A) retain on Landlord's behalf the respective portion of the Expansion Holdback, excluding interest accrued thereon, without any further obligations hereunder to remit such portion of the Expansion Holdback to Tenant, (B) adjust the allocation of Allocated Cost set forth on Exhibit "E" attached hereto by subtracting the respective portion of the Expansion Holdback retained by Landlord from the Allocated Cost for the applicable Related Premises, and (C) adjust the allocation of Percentage Allocation of Basic Rent set forth on Exhibit "F" attached hereto by subtracting the product of 7.84% multiplied by the respective portion of the Expansion Holdback retained by Landlord from the Percentage Allocation of Basic Rent for the applicable Related Premises. Any calculations in connection with the foregoing shall be determined by Landlord and, absent manifest error, shall be conclusive upon both Landlord and Tenant.

          14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall be permitted to contest any Imposition in accordance with applicable German law.

          15. Indemnification.

               (a) Tenant shall indemnify, defend, save and hold harmless Landlord and all other Persons described in Paragraph 30 (each an "Indemnitee") from and against any and all liabilities and damages from claims, actions, suits, demands or judgments (unless arising from the gross negligence or willful misconduct of the Indemnitee seeking indemnification) brought in the Courts of Germany or the European Union, which arise from (i) any matter pertaining to the acquisition (or the negotiations leading thereto), ownership, use, non-use, occupancy, design, or construction of any of the Leased Premises or Adjoining Property, (ii) any casualty in any manner arising from any of the Leased Premises or Adjoining Property, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease or the Ground Lease, any Legal Requirement or any Permitted Encumbrance or (iv) any alleged, threatened or actual Environmental Violation.

               (b) The obligations of Tenant under this Paragraph 15 shall survive any termination or expiration of this Lease.

          16. Insurance.

               (a) Tenant shall obtain, pay for and maintain (or cause to be obtained or paid for and maintained with respect to the insurance required under clause (a)(iv) below the following insurance on or in connection with the Leased
Premises:

                    (i) Insurance against fire, lightning, explosion, falling aircraft, storm/hail, power surge, damage to property following burglary or attempt thereof, flood (due to heavy rain falls, snow or from running or still water, such as rivers, lakes creeks), named natural hazards such as subsidence, snow load, extended perils, such as strike, malicious damage, riots, vehicle impact, smoke and sonic blast, debris removal, demolition, clearance and fire fighting costs. Such policies and endorsements shall contain deductibles of not more than Twenty Thousand Euros (E20.000,00) per occurrence.

                    (ii) Commercial General Liability Insurance
(Betriebshaftpflicht) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than Two Million Five Hundred Thousand Euros (E2.500.000,00) for injury or damage to persons, private risk and the environment and Fifty Thousand Euros (E50.000,00) for personal property.

                    (iii) Business Income/Extra Expense Insurance (Betriebsunterbrechungsversicherung) at limits sufficient to cover 100% of the period of indemnity not less than twelve (12) months from time of loss, including extended period of indemnity which provides that after the physical loss to the Improvements and Fixtures has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the applicable Related Premises are repaired or replaced and operations are resumed, whichever first occurs.

                    (iv) During any period in which substantial Alterations at the Leased Premises are being undertaken or an Expansion is being constructed, builder's risk insurance (Bauwesenversicherung) covering the total completed value, including all hard and soft costs (which shall include business interruption coverage) with respect to the Improvements being constructed, altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction, alteration or repair of Improvements or Fixtures, together with such other endorsements as Landlord may reasonably require, and general liability, worker's compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

                    (v) Such other insurance (or other or different terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause, insurer rating) on or in connection with any of the Leased Premises as Landlord or Lender may reasonably require and is normal and customary in Germany for like properties and enterprises of comparable size.

               (b) The insurance required by Paragraph 16(a) shall be written by companies having an international reputation and of size and creditworthiness reasonably acceptable to Landlord and which are authorized to write insurance policies according to German law. The insurance policies shall be for such terms customarily provided to similar properties by German insurance companies. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

               (c) Each insurance policy referred to in Paragraph 16(a) shall stipulate Lender as beneficiary of the insurance ("Begunstigte/mitversicherte Person") and as first loss payee for the insurance required under clause (i) and
(iii) of Paragraph 16(a) and shall name Landlord as an additional insured and as second loss payee for the insurance required under clauses (i) and (iii) of Paragraph 16(a). Each policy required by any provision of Paragraph 16(a) shall provide that it may not be cancelled, substantially modified or allowed to lapse on any renewal date except after at least thirty (30) days' prior written notice to Landlord and Lender.

               (d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least ten (10) days prior to the expiration date of such policy, and shall promptly deliver to Landlord all certified copies of certificates of insurance evidencing such coverages or, if required by Lender, certified copies of policies. All certificates of insurance (including liability coverage) provided to Landlord and Lender shall be in a form acceptable to Landlord and Lender.

               (e) Anything in this Paragraph 16 to the contrary notwithstanding any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" policy or policies covering other properties of Tenant or under an "umbrella" policy or policies covering other liabilities of Tenant, as applicable; provided that such blanket or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16, and upon request, Tenant shall provide to Landlord evidence necessary in order to enable Landlord to confirm that the required insurance is in full force and effect.

               (f) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as required under clause
(c) above, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord certified copies of any such policy.

               (g) Each policy shall contain an effective waiver by the carrier against all claims for payment of insurance premiums against Landlord and shall contain a full waiver of subrogation against the Landlord.

               (h) In the event that Landlord is required by Law to obtain and maintain all or portion of the insurance described in Paragraph 16(a), Tenant shall pay the annual premiums for such policies within fifteen (15) days following receipt of an invoice from Landlord.

               (i) The proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

                    (i) proceeds payable under clauses (ii) of Paragraph 16(a) and proceeds attributable to the general liability coverage of Builder's Risk insurance under clause (iv) of Paragraph 16(a) shall be payable to the Person entitled to receive such proceeds with Landlord and Lender being named as additional insureds on such policy; and

                    (ii) proceeds of insurance required under clause (i) of Paragraph 16(a) and proceeds attributable to Builder's Risk insurance (other than its general liability coverage provisions) under clause (iv) of Paragraph 16(a) shall be payable to Landlord or Lender (provided that Lender acknowledges in writing that it will disburse the Net Award pursuant to the terms of this Lease) and applied as set forth in Paragraph 17. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease.

          17. Casualty and Condemnation.

               (a) If any Casualty in excess of Two Hundred Thousand Euros (E200.000,00) to any of the Related Premises occurs Tenant shall give Landlord immediate notice thereof. So long as no Event of Default exists Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by

Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Any final adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord, not to be unreasonably withheld. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign or provide, as required by the applicable insurance company, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

               (b) Tenant, immediately upon receiving a Condemnation Notice, shall notify Landlord thereof. So long as no Event of Default exists and the Condemnation is a Partial Condemnation, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Landlord shall have the right to join with Tenant therein. If an Event of Default exists, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which is not part of the Fixtures, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord's fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant's leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

               (c) If any Casualty (whether or not insured against) or Partial Condemnation shall occur to any Related Premises, this Lease shall continue, notwithstanding such event, there shall be no abatement or reduction of any Monetary Obligations and the Net Award shall be made available to Tenant for restoration. Promptly after such Casualty or Partial Condemnation, Tenant, as required in Paragraph 12(a), shall commence and diligently continue to restore the applicable Related Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming such Related Premises to have been in the condition required by this Lease). So long as no Event of Default exists, any Net Award up to and including Two Hundred Thousand Euros (E200.000,00) shall be paid by Landlord to Tenant and Tenant shall restore the applicable Related Premises in accordance with the requirements of Paragraph 13(b) of this Lease. Any Net Award in excess of Two Hundred Thousand Euros (E200.000,00) shall (unless such Condemnation resulting in the Net Award is a Termination Event) be made available by Landlord (or Lender if the terms of the Mortgage so require and Lender has provided the acknowledgement required under Paragraph 16(i) (ii)) to Tenant for the restoration of any of the applicable Related Premises pursuant to and in accordance with and subject to the provisions of Paragraph 19 hereof. If any Condemnation which is not a Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.

          18. Termination Events.

               (a) If either (i) all of any Related Premises shall be taken by a Condemnation or (ii) any substantial portion of any Related Premises shall be taken by a Condemnation and, in such case, Tenant confirms in writing to Landlord that it will abandon operations at the Related Premises (any one or all of the Related Premises described in clauses (i) and (ii) above being hereinafter referred to as the "Affected Premises" and each of the events described in the above clauses (i) and (ii) shall hereinafter be referred to as a "Termination Event"), then (x) in the case of (i) above, Tenant shall be obligated, within sixty (60) days after Tenant receives a Condemnation Notice and (y) in the case of (ii) above, Tenant shall have the option, within sixty
(60) days after Tenant receives a Condemnation Notice to give to Landlord written notice (a "Termination Notice") in the form described in Paragraph 18(b) of the Tenant's election to terminate this Lease as to the Affected Premises. If Tenant elects under clause (y) above not to give Landlord a Termination Notice, then Tenant shall rebuild or repair the Affected Premises in accordance with Paragraphs 17 and 19.

               (b) A Termination Notice shall contain notice of Tenant's intention to terminate this Lease with respect to the Affected Premises on the first Basic Rent Payment Date which occurs at least thirty (30) days after delivery of the Termination Notice (the "Termination Date"), and (ii) if the Termination Event is an event described in Paragraph 18(a)(ii), the confirmation described therein.

               (c) In any such event this Lease shall terminate with respect to the Affected Premises on the Termination Date. Upon such termination (i) all obligations of Tenant hereunder shall terminate with respect to the Affected Premises except for any Surviving Obligations, (ii) Tenant shall vacate the Affected Premises within sixty (60) days after the Termination Date and shall have no further right, title or interest in or to any of the Affected Premises and (iii) the Net Award for the Affected Premises shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if on the date when this Lease would otherwise terminate with respect to the Affected Premises, Landlord shall not have received the full amount of the Net Award payable by reason of the applicable Termination Event, then the date on which this Lease is to terminate shall be automatically extended to the first Basic Rent Payment Date after the receipt by Landlord of the full amount of the Net Award provided that, if Tenant has not satisfied all Monetary Obligations on such date, then Landlord may, at its option, extend the date on which this Lease may terminate with respect to the Affected Premises to a date which is no later than the first Basic Rent Payment Date after such date on which Tenant has satisfied all such Remaining Obligations.

               (d) In the event of the termination of this Lease with respect to the Affected Premises as hereinabove provided, this Lease shall remain in full force and effect with respect to the Remaining Premises; provided, that the Basic Rent for the Remaining Premises to be paid after such termination shall be the Basic Rent otherwise payable hereunder with respect to the Leased Premises multiplied by a percentage equal to the sum of the percentages set forth on Exhibit "F" for the Remaining Premises.

          19. Restoration.

               (a) If any Net Award is in excess of Two Hundred Thousand Euros (E200.000,00), Landlord (or Lender if required by any Mortgage) shall hold the Net Award in a fund (the "Restoration Fund") and disburse amounts from the Restoration Fund only in accordance with the following conditions:

                    (i) prior to commencement of restoration, the architects, contracts, contractors, plans and specifications and a budget for the restoration shall have been approved by Landlord;

                    (ii) at the time of any disbursement, no Event of Default shall exist;

                    (iii) disbursements shall be made from time to time in an amount not exceeding the cost of the Work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects' statements, of the stage of completion, the estimated total cost of completion and performance of the Work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) contractors' and subcontractors' written statements as to completed Work and the cost thereof for which payment is requested and (C) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by Work that is completed, in place;

                    (iv) each request for disbursement shall be accompanied by a certificate of Tenant, signed by an authorized officer of Tenant, describing the Work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such Work and, upon completion of the Work, also stating that the Work has been fully completed and complies with the applicable requirements of this Lease;

                    (v) Landlord may retain ten percent (10%) of the Restoration Fund until the Work is fully completed, and upon completion such retained amount shall be released to Tenant for payment to the contractors;

                    (vi) If the Restoration Fund is held by Landlord, the Restoration Fund shall not be commingled with Landlord's other funds and shall bear interest at a rate agreed to by Landlord and Tenant; and

                    (vii) such other reasonable and customary construction requirements in Germany as Landlord may impose.

               (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration Work free and clear of all liens, as reasonably determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

               (c) Landlord shall not be required to disburse from the Restoration Fund any amounts for VAT unless the Net Award expressly includes VAT. In the event that Landlord is entitled to a refund of VAT paid for materials being purchased in connection with the restoration Work, then, Landlord, with the cooperation of Tenant, shall promptly apply for such a refund and disburse such amounts to Tenant to the extent such VAT was paid by Tenant.

               (d) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum (the "Remaining Sum") shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender.

          20. Intentionally Omitted.

          21. Assignment and Subletting: Prohibition against Leasehold
Financing.

               (a) Tenant may not assign this Lease or sublet any of the Leased Premises (or permit any sublease to exist), voluntarily or involuntarily, whether by operation of law or otherwise (including through merger or consolidation, except that merger or consolidation to a Person whose primary business is the sale of retail goods shall be permitted without the consent of Landlord) to any Person except as specifically provided in, and in accordance with, the provisions of Paragraph 21(d) and Paragraph 21(m) of this Lease.

               (b) Intentionally deleted.

               (c) As used in this Paragraph 21 and for avoidance of doubt, assignment shall mean having an additional tenant, assume all rights and obligations under this Lease ("Vertragsbeitritt"). Any purported sublease or assignment in violation of this Paragraph 21 shall be null and void. In addition, notwithstanding anything to the contrary contained in this Paragraph 21, Tenant shall not have the right to assign this Lease (voluntarily or involuntarily, whether by operation of law or otherwise), or sublet any of the Leased Premises to any Person at any time that an Event of Default shall exist. Tenant hereby explicitly waives any termination rights under Section 540 German Civil Code.

               (d) In addition to the leases described in Paragraph 3(g), Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, to enter into (x) one or more subleases with any Credit Entity, any Person whose primary business is the sale of retail goods or any member of the Tenant Group, (y) minor subleases for ancillary uses within the Improvements, such as a bakery and soft drink concessions, and (z) subleases with any third parties which demise any sixteen (16), but not more than sixteen (16) Related Premises, in each case in their entirety, with no consent or approval of Landlord being required or necessary (each, a "Preapproved Sublet"). Other than pursuant to Preapproved Sublets, at no time during the Term shall subleases exist without the prior written consent of Landlord, which consent shall be withheld only for cause (Wichtiger Grund). As used herein, a "Credit Entity" shall mean any Person that immediately following such subletting and having given effect thereto will have a publicly traded unsecured senior debt rating of "Baa1" or better from Moody's or a rating of "BBB+" or better from S&P (or, if such Person does not then have rated debt, a determination that by either of such rating agencies its unsecured senior debt would be so rated by such agency and will not be on "Negative Credit Watch"), and in the event both such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency acceptable to Landlord and Lender.

               (e) Except as otherwise provided in Paragraph 3(g), each sublease of any of the Leased Premises (A) shall be expressly subject and subordinate to this Lease and any Mortgage encumbering the Leased Premises; (B) not extend beyond the then current Term minus one day; (C) terminate upon any termination of this Lease, unless Landlord elects in writing, to cause the sublessee to attorn to and recognize Landlord as the lessor under such sublease, whereupon such sublease shall continue as a direct lease between the sublessee and Landlord upon all the terms and conditions of such sublease; and (D) bind the sublessee to all covenants contained in Paragraph 4(a), 10 and 12 with respect to subleased premises to the same extent as if the sublessee were the Tenant. No sublease shall affect or reduce any of the obligations of Tenant hereunder or of the Guarantor under the Guaranty, and all such obligations of Tenant and Guarantor shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no sublease had been made. No sublease shall impose any additional obligations on Landlord under this Lease.

               (f) In the case of any assignment under the terms of this Paragraph 21, Landlord, Tenant and the Assignee shall enter in to a written agreement (the "Assignment Agreement"), observing the requirement of written form according to Section 550 German Civil Code, whereby the Assignee under such Assignment Agreement shall expressly assume all the rights and all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment. No Assignment shall affect or reduce any of the obligations of Tenant hereunder or of the Guarantor under the Guaranty, and all such obligations of Tenant and Guarantor shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no Assignment had been made. No assignment shall impose any additional obligations on Landlord under this Lease.

               (g) Notwithstanding any provision in this Paragraph 21 or elsewhere in this Lease to the contrary, including any right or option Tenant may have to assign this Lease or sublease all or any portion of the Leased Premises without Landlord's consent, Tenant shall, upon the request of Landlord, provide and cause such assignee or sublessee to provide, such information (including, without limitation, any certification) as to any proposed assignee or sublessee and its principals as may be required for Landlord and Tenant to comply with regulations administered by the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury, codified at 31 C.F.R. Part 500 (including those named on OFAC's Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action regarding persons or entities with whom U.S. persons or entities are restricted from doing business.

               (h) Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord. With respect to any assignment to a wholly-owned subsidiary of Tenant or Credit Entity or any Preapproved Sublet, at least thirty (30) days prior to the effective date of such assignment or sublease, Tenant shall provide to Landlord information reasonably required by Landlord to establish that the Person involved in any such proposed assignment or sublet satisfies the criteria set forth in this Lease for a Preapproved Assignment or Preapproved Sublet.

               (i) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises; provided, however, that Landlord shall have the right at any time following an Event of Default and upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to retain the same. Any amounts collected shall be applied to Rent payments next due and owing. Tenant shall not accept any rents more than thirty (30) days in advance of the accrual thereof.

               (j) Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect.

               (k) Landlord may sell or transfer the Leased Premises at any time without Tenant's consent to any third party (each a "Third Party Purchaser"), provided, however, that Landlord shall not have the right to sell or transfer the Leased Premises to a Competitor unless three or more Monetary Defaults beyond the applicable cure periods hereunder have occurred. In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as

Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

               (l) Tenant shall not, in a single transaction or series of transactions (including any interim merger or consolidation), sell or convey, transfer or lease all or substantially all of its assets (an "Asset Transfer") to any Person, and any such Asset Transfer shall be deemed an assignment in violation of this Lease; except that Tenant shall have the right to conduct an Asset Transfer without Landlord's consent to any Person that is permitted to enter into a Control Transaction under Paragraph 21(m) provided that this Lease is assigned to and assumed by such Person as a part of such Asset Transfer and the purchaser of such assets complies with the requirements of Paragraph 21(m). Sale and leaseback type transactions with respect to trade fixtures and equipment of Tenant (any such transaction, an "Equipment Sale Leaseback") shall not be deemed to constitute an Asset Transfer provided that, and Tenant hereby covenants that, the proceeds from any such transaction shall remain with Tenant and are not distributed to any shareholder, member, partner or other person holding an ownership interest in Tenant and Tenant shall continue to operate its business in the same manner and in the same facilities as immediately prior to such Equipment Sale Leaseback.

               (m) (i) At no time during the Term shall any Person or group pursuant to a single transaction or series of related transactions (other than a transaction or transactions with other members of the Tenant Group) (any such transaction a "Control Transaction") (A) acquire, directly or indirectly, any stock, partnership interests, membership interests or other equitable and/or beneficial interests of Tenant or (B) obtain, directly or indirectly, the power (whether or not exercised) to elect any of the directors of Tenant or voting control of any partnership or limited liability company or other entity acting as its general partner or managing member (including through a merger or consolidation of Tenant with or into any other Person) without the prior written consent of Landlord provided, however, that no consent of the Landlord shall be required for a Control Transaction (a "Permitted Control Transaction") under any of the following circumstances:

                         (1) the acquiring Person is either (a) an experienced
operator of a chain of DIY stores which, by way of example, shall include Hornbach, Obi, Praktiker, Rewe, Lowe's, Home Depot or Kingfisher/B&Q or (b) a DIY operator with a publicly traded unsecured senior debt rating of "BB" or better from S&P or Ba2 or better from Moody's on the date of the Control Transaction and after giving effect thereto, and, in the case of (a) or (b), if in a single transaction or series of transactions forty nine percent (49%) of the beneficial interests of Tenant shall be acquired, directly or indirectly, by one or more of such Persons, any Person acquiring, directly or indirectly, any portion of the remaining fifty one percent (51%) of the beneficial interests of Tenant executes and delivers to Landlord an unconditional guaranty of Tenant's obligations under this Lease in form and substance acceptable to Landlord (provided, however, such guaranty shall not be a guaranty on first demand);

                         (2) subject to consent, which shall not be unreasonably
withheld, the acquiring Person is a reputable financial investment firm, except that no consent shall be required if such Person ("Preapproved Firm") is Advent, Apax, Apollo, Cerberus, EQT, Permira or Texas Pacific so long as the applicable Preapproved Firm has not filed or permitted to be filed or acquiesced in any bankruptcy proceeding for any portfolio company of such Preapproved Firm;

                         (3) the acquiring Person has publicly traded senior
unsecured credit rating of "BBB" or better from S&P or Baa2 or better from Moody's, and, if in a single transaction or series of transactions forty nine percent (49%) of the beneficial interests of

Tenant shall be acquired, directly or indirectly, by one or more of such Persons, any Person acquiring, directly or indirectly, any portion of the remaining fifty one percent (51%) of the beneficial interests of Tenant executes and delivers to Landlord an unconditional guaranty of Tenant's obligations under this Lease in form and substance acceptable to Landlord (provided, however, such guaranty shall not be a guaranty on first demand);

                         (4) the acquiring Person is approved by Landlord
pursuant to the Review Criteria that executes and delivers to Landlord a guaranty of Tenant's obligations under this Lease acceptable to Landlord; or

                         (5) the acquiring Person is the spouse, children or
grandchildren of Tenant Shareholder, or the senior management of the Tenant, so long as, in either case, each member of the senior management of the Tenant (which senior management shall include the heads of Purchasing, Sales, IT, Real Estate and Commercial Business) confirms in writing that such Persons will remain within their respective senior management positions with Tenant following such Change of Control or, if such confirmation is not obtained, other general managers which are qualified to manage a DIY Company.

                    (ii) Within thirty (30) days prior to any Permitted Control Transaction, Tenant shall provide to Landlord, a written description of such transaction and such other information as Landlord shall reasonably request in order to confirm that the Control Transaction is a Permitted Control Transaction.

               (n) Tenant shall actively use its brand and trade related marks, including, but not limited to, those listed in Exhibit "J", Tenant shall not sell, convey or assign any use of its brand or trade related marks provided, however, that Tenant may sell, convey or assign any such marks on a non-exclusive basis to any entity owned or controlled by Tenant. For the avoidance of doubt, nothing contained herein is intended to prevent the franchising or granting of licenses in regular business dealings by Tenant of the Tenant brand or trade related marks by Tenant.

          22. Events of Default.

               (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this
Lease:

                    (i) a failure by Tenant to make any payment of any Monetary Obligation on or prior to its due date, regardless of the reason for such failure;

                    (ii) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

                    (iii) any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect, now or hereafter, in any material respect;

                    (iv) a default beyond any applicable cure period or at maturity by Tenant or any Guarantor in any payment of principal or interest on any obligations for borrowed money having an original principal balance of Ten Million Euros (E10.000.000,00) or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (x) if, with respect to a payment default, such payment is a payment at maturity or a final payment, or (y) if, with respect to any default, an effect of such default is to cause, or permit any Person to cause, such obligation to become due prior to its stated maturity;

                    (v) Tenant shall (A) be adjudicated bankrupt or insolvent,
(B) file a petition seeking relief under the insolvency laws that is not withdrawn within sixty (60) days of the filing thereof, or (C) be unable to pay its debts as they mature;

                    (vi) a court shall enter an order, judgment or decree appointing, without the consent of Tenant or Guarantors, a receiver or trustee for it or for any Guarantor , or approving a petition filed against Tenant or any Guarantor for opening of bankruptcy proceedings under the laws of Germany or other similar laws of Germany, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

                    (vii) any Related Premises shall have been (A) vacated for more than one hundred eighty (180) days except that Tenant shall have the right to have up to six (6) Related Premises vacant for more than one hundred eighty
(180) days so long as any such Related Premises is properly secured, insured and maintained (and in such event, Landlord shall have the right, and Tenant shall have the obligation, to actively market such Related Premises for sublease or
(B) any Related Premises shall have been abandoned;

                    (viii) Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

                    (ix) a failure by Tenant to maintain in effect any license or permit necessary for the use, occupancy or operation of any of the Related Premises;

                    (x) any Guarantor shall fail to perform any obligation set forth in any Guaranty or any Pledge Agreement or any provision of any Guaranty or any Pledge Agreement shall be violated;

                    (xi) the breach of the Maintenance Covenant shall occur if Tenant shall fail to post a Covenant Security Deposit in accordance with Paragraph 27;

                    (xii) the breach of any Operating Covenant shall occur;

                    (xiii) Tenant shall fail to provide, maintain and, if necessary, replenish any Security Deposit in accordance with the requirements of Paragraph 32;

                    (xiv) a failure by Tenant to perform or observe, or a violation or a breach of, any of the Ground Lease Obligations; or

                    (xv) a default beyond any applicable notice and/or cure period available to Tenant shall exist under any lease agreement executed between Tenant and any Person advised by a Person who advises both such landlord and Landlord.

               (b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clause
(i) (except as otherwise set forth below), (iv), (v), (vi), (vii), (viii), (xi),
(xii), (xiii), (xiv) or (xv) of Paragraph 22(a); or (B) the default consists of a failure to provide any insurance required by Paragraph 16 or an assignment or Control Transaction entered into in violation of Paragraph 21. If the default consists of the failure to pay any installment of Basic Rent under clause (i) of Paragraph 22(a), the applicable cure period shall be ten (10) days from the date on which notice is given but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than two (2) times within any Lease Year. If the default consists of the failure to pay any installment of basic rent or perform any obligation under any Ground Lease the applicable cure period shall be the cure period, if any, provided in the applicable Ground Lease. If the default consists of the failure to pay any other Monetary Obligation under clause (i) of Paragraph 22(a), the applicable cure period shall be ten (10) days from the date on which notice is given. If the default consists of a default under clause
(ii), clause (iii) or clause (ix) of Paragraph 22(a), other than the events specified in clause (B) of the first sentence of this Paragraph 22(b), the applicable cure period shall be thirty (30) days from the date on which notice is given or, if the default cannot be cured within such thirty (30) day period, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed ninety (90) days from the date on which notice is given with respect to a default that is not a Property Specific Default and one hundred and eighty (180) days from the date on which notice is given with respect to a Property Specific Default), provided that in any such event Tenant shall commence to cure the default within the said thirty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured. If the default consists of a default under clause (x) of Paragraph 22(a), the applicable cure period shall be ten (10) days from the date on which notice is given.

          23. Remedies and Damages Upon Default.

               (a) If an Event of Default shall have occurred and is continuing, Landlord shall notify Tenant that an Event of Default exists and shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

                    (i) Landlord may give Tenant notice of Landlord's intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate unless Landlord rescinds its election to terminate this Lease or unless the applicable Event of Default is a failure to pay Basic Rent and before the date specified in the notice of termination Tenant pays to Landlord all unpaid Rent then due together with One Million (E1.000.000,00) Euros (which the parties agree is a fair and reasonable payment for Landlord's withdrawal of its termination notice) within fourteen (14) days after Tenant receives notice of Landlord's intention to terminate this Lease. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may re-enter and repossess any of the Leased Premises not surrendered, by any available legal process. Upon or at any time after taking possession of any of the Leased Premises, Landlord may, by legal process, remove any Persons or property therefrom. Landlord shall be under no liability to Tenant for or by reason of any such entry, repossession or removal. Notwithstanding such termination of the Lease, Landlord may collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

                    (ii) After repossession of any of the Leased Premises pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(b)(ii).

               (b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):

                    (i) If Landlord exercises its remedy under Paragraph 23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant's default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid, all Monetary Obligations which arise or become due by reason of such Event of Default, including any Costs of Landlord in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses, reasonable attorneys' fees, costs of Alterations and expenses and preparation for reletting.

                    (ii) If Landlord exercises its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid, all Monetary Obligations which arise or become due by reason of such Event of Default, including any Costs of Landlord incurred in connection with such repossessing and reletting, including all brokerage commissions, legal expenses, reasonable attorneys' fees, costs of Alterations and expenses and preparation for reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant.

                    (iii) Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

               (c) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, either party may exercise any remedies and collect any damages available to it under any applicable Law. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or under any applicable Law. In particular, Landlord shall have the right to sue for unpaid Monetary Obligations whether or not Landlord exercises its remedy of termination of this Lease.

               (d) Landlord shall be required to mitigate its damages in accordance with applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, either party shall be entitled to the maximum amount available under such Law.

               (e) No termination of this Lease, repossession or reletting of any of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

               (f) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose

               (g) No failure of either party (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

               (h) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

               (i) Notwithstanding anything to the contrary herein, after the tenth (10th) Lease Year, Landlord shall not have the right to terminate this Lease pursuant to Paragraph 23(a)(i) as a result of an Event of Default arising for any reason other than the failure to pay Rent (a "Non-Monetary Default"), if, within thirty (30) days of such Non-Monetary Default, (i) Tenant notifies (the "Purchase Notice") Landlord that it is electing to purchase the Leased Premises for a purchase price equal to the greater of the Allocated Cost of the entire Leased Premises and the Fair Market Value of the Leased Premises plus all costs and expenses (the "Sale Costs") incurred in connection with the sale of the Leased Premises to Tenant, including, but not limited to, all reasonable legal fees, transfer taxes, recording or notarial charges, VAT and any amounts Landlord is required to pay to Lender, (ii) Tenant pays to Landlord an amount equal to the Allocated Cost for the entire Leased Premises, and (iii) within thirty (30) days of the date Fair Market Value is determined, Tenant pays to Landlord the sum of (1) the Sale Costs, and (2) the amount by which the Fair Market Value of the Leased Premises exceeds the Allocated Cost, if any. Within fifteen (15) days of the date Tenant delivers to Landlord the Purchase Notice Landlord and Tenant shall commence to determine the Fair Market Value of the Leased Premises pursuant to Paragraph 29 hereof. Upon the payment by Tenant of all of the amounts payable to Landlord pursuant to this Paragraph 23(i), Landlord shall convey the Leased Premises to Tenant in as-is, where-is and without any representation or warranty and in accordance with a standard Real Estate Purchase and Sale Agreement under German law.

          24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered by express service or by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated on page one of this Lease or when delivery is refused. Notices shall be sent to Landlord at W.P. Carey & Co. LLC, 50 Rockefeller Plaza, New York, NY 10020, attention Director, Asset Management, except that any notice of termination of this Lease by Tenant shall also be sent to Landlord at the address on page one of this Lease and notices sent to Tenant shall be to the attention of Geschaeftsfuehrung. Landlord shall notify Tenant of its new address in the event that its address in Germany listed on page one of this Lease is changed. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Reed Smith LLP, One

Liberty Place, Philadelphia, PA 19103, Attention: Chairman, Real Estate Department. Date of delivery shall be the date of receipt or refusal. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen
(15) days' notice of the new address to the other party, in the manner provided.

          25. Intentionally Omitted.

          26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises or Affected Premises, as applicable, to Landlord in the same condition in which the Leased Premises or Affected Premises, as applicable, were at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, ordinary wear and tear excepted. Upon such surrender, Tenant shall (a) remove from the Leased Premises or Affected Premises, as applicable, all property which is owned by Tenant or third parties other than Landlord and Alterations required to be removed pursuant to Paragraph 13 hereof and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises or Affected Premises, as applicable. The cost of removing and disposing of such property and repairing any damage to any of the Leased Premises or Affected Premises, if applicable, caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

          27. Operating Covenants.

               (a) Tenant hereby covenants and agrees to comply with the Covenants described in Exhibit "G" hereto.

               (b) In the event that Tenant breaches the Maintenance Covenant ("Breached Maintenance Covenant'), no Event of Default shall exist so long as Tenant, upon each Breached Maintenance Covenant, deposits with Landlord an additional security deposit (the "Covenant Security Deposit") equal to three (3) months of the Basic Rent then in effect at the time that it provides a Covenant Certification describing the Breached Maintenance Covenant. For the avoidance of doubt, Tenant shall be required to deposit with Landlord additional Covenant Security Deposits with the delivery of each additional Covenant Certification that indicates that a Breached Maintenance Covenant shall have continued or shall have occurred with respect to any successive fiscal quarter but in no event shall Tenant be obligated to have outstanding at any time Covenant Security Deposits which, when aggregated with the outstanding amount of the Initial Security Deposit, would result in the amount of the Security Deposits then held by or on behalf of Landlord to exceed sixteen and one half (16.50) months of Basic Rent then in effect.

               (c) Tenant shall no longer be required to comply with the Covenants described in Exhibit "G" hereto from and after the date of a Permitted Control Transaction under clauses 1 or 3 of Paragraph 21(m) (i) as long as following such Permitted Control Transaction and after giving effect thereto neither Tenant Shareholder nor any Person controlled by Tenant Shareholder is in Control of Tenant whether by interest or share ownership or contract, and (ii) concurrently with the closing of such transaction the business operations of Tenant are fully integrated into the business operations of such acquiring Person and such Person acquiring Tenant provides to Landlord a guaranty of Tenant's obligations under this Lease from such Person in form acceptable to Landlord, except that, if such Permitted Control Transaction is effected through a merger, no guaranty shall be required but the surviving entity shall affirm its obligations as Tenant under this Lease.

          28. Books and Records.

               (a) Tenant shall keep adequate records and books of account, together with English translations, with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with GAAP consistently applied, and shall permit Landlord and Lender by their respective agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect the Leased Premises and to discuss the finances and business with the officers of Tenant, at such reasonable times during normal business hours as may be requested by Landlord.

               (b) Tenant shall deliver to Landlord and Lender within two hundred ten (210) days of the close of each fiscal year of Tenant annual audited financial statements of the Tenant Group and its Sister Companies certified by Revision und Unternehmensberatung Rhein-Ruhr GmbH Wirtschaftsprufungsgesellschaft or a nationally recognized firm of independent certified public accountants. Tenant shall also furnish to Landlord within sixty
(60) days after the end of every fiscal quarter (including the fourth quarter) unaudited financial statements and all other quarterly reports of Tenant, the Tenant Group and Sister Company, certified by Tenant's chief financial officer, and all other filings required by any Law. In addition, Landlord shall have the right at any time or from time to time during the first two (2) Lease Years and for a period of two (2) Lease Years following the occurrence of an Event of Default, to request, and Tenant shall promptly provide, monthly profit and loss and cash flow statements and balance sheets from Tenant. All financial statements of Tenant shall be prepared in accordance with GAAP consistently applied. All annual financial statements shall be accompanied (i) by an opinion of said accounting firm stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and
(ii) by the certificate of a duly authorized officer of Tenant dated within five
(5) days of the delivery of such statement, stating that (A) the signer knows of no Event of Default or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (B) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit.

               (c) All quarterly, annual and, if requested by Landlord, monthly financial statements shall be accompanied by a certification in the form of Exhibit "H" ("Covenant Certification") of the chief financial officer of Tenant that Tenant is in compliance with the Operating Covenants (except as otherwise specified in the Covenant Certification), together with a calculation of the Maintenance Covenants described in Sections B (1) and B (2) of Exhibit "G".

               (d) Upon the request, demand or requirement of any regulatory agency or authority having jurisdiction over W.P. Carey & Co. LLC or any of its Affiliates, including the Securities and Exchange Commission, the Tenant Group and its Sister Companies shall direct, and cause, its respective auditors to consent to the disclosure by W.P. Carey & Co. LLC or any of its Affiliates of any financial statement provided pursuant to this Paragraph 28 within the applicable financial disclosures or statements of W.P. Carey & Co. LLC or any of its Affiliates.

          29. Determination of Value.

               (a) Whenever a determination of Fair Market Value or Fair Market Rental Value is required pursuant to any provision of this Lease, such Fair Market Value or Fair Market Rental Value shall be determined in accordance with the following procedure:

                    (i) Landlord and Tenant shall endeavor to agree on Fair Market Value or Fair Market Rental Value, as applicable, on the date (an "Applicable Initial Date") which is (A) within thirty (30) days following the date on which Tenant exercises its option under Paragraph 23 (l) or (B) within six (6) calendar months prior to the Expiration Date unless Tenant has previously exercised its option pursuant to Paragraph 5(b) not to have the Term automatically extended. Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value or Fair Market Rental Value.

                    (ii) If the parties shall not have signed such agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord's receipt of Tenant's notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value or Fair Market Rental Value based on a written appraisal made by each of them as of the Relevant Date (and given to Landlord by Tenant). If such two appraisers shall agree upon a Fair Market Value or Fair Market Rental Value, the amount of such Fair Market Value or Fair Market Rental Value as so agreed shall be binding and conclusive upon Landlord and Tenant.

                    (iii) If such two appraisers shall be unable to agree upon a Fair Market Value or Fair Market Rental Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value or Fair Market Rental Value and shall select a third appraiser to make the determination of Fair Market Value or Fair Market Rental Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

                    (iv) If such two appraisers shall be unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value or Fair Market Rental Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto (with respect to the other party), be appointed by the President or Chairman of German Institution of Arbitration ("DIS - Deutsche Institution fur Schiedsgerichtsbarkeit e.V.") located in Cologne, Berlin and Munich, Germany The determination of Fair Market Value or Fair Market Rental Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

                    (v) If a third appraiser is selected, Fair Market Value or Fair Market Rental Value shall be the average of the determination of Fair Market Value or Fair Market Rental Value made by the third appraiser and the determination of Fair Market Value or Fair Market Rental Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Value or Fair Market Rental Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

                    (vi) All appraisers selected or appointed pursuant to this Paragraph 29(a) shall (A) be independent qualified appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Value or Fair Market Rental Value hereinabove set forth above, and (D) be registered in Germany as officially recognized expert for building and real estate ("Offentlich bestellter und vereidigter Gebaudesachverstandiger").

                    (vii) The Cost of the procedure described in this Paragraph 29(a) above shall be split equally between Landlord and Tenant unless an Event of Default exists in which event the cost shall be paid by Tenant.

          30. Non-Recourse as to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be limited to actual damages and shall be enforced only against the asset of the Landlord not against any assets, properties or funds of (a) any director, member, officer, general partner, limited partner, employee or agent of Landlord, or any general partners or shareholders of Landlord (or any legal representative, heir, estate, successor or assign of any thereof), ( b) any predecessor or successor partnership or corporation (or other entity) of Landlord, or any of its general partners, either directly or through Landlord or its general partners or any predecessor or successor partnership or corporation or their shareholders, officers, directors, employees or agents (or other entity), or ( c) any other Person (including Carey Property Advisors, Carey Fiduciary Advisors, Inc., W. P. Carey & Co., LLC, Carey Management LLC, and any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof).

          31. Financing. If Landlord desires to obtain or refinance any Loan, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender.

          32. Security Deposit.

               (a) Simultaneously with the payment of the purchase price for the Leased Premises by Landlord in accordance with the Interest and Share Purchase Agreement, Tenant shall deliver to Landlord a security deposit (the "Initial Security Deposit") in the amount of Twenty-four Million Nine Hundred Sixty-Four Thousand Seven Hundred Seventy-Nine and 00/100 and EURO (E24,964,779), which Initial Security Deposit shall be increased on the sixth (6th), twelfth (12th), eighteenth (18th), twenty-fourth (24th), and if the initial Term is extended, the twenty-ninth (29th) anniversaries of the first Basic Rent Payment Date by ninety percent (90%) of the cumulative increases in the GPI since the Commencement Date.

               (b) Each Security Deposit shall be either cash (a "Cash Security Deposit") or an irrevocable bank guaranty ( a "Bank Guaranty") which shall be issued by a bank acceptable to Landlord and having a long-term unsecured debt rating of not less than "A" from Standard & Poor's Corporation and in form and substance satisfactory to Landlord.

               (c) Each Security Deposit, except for the Covenant Security Deposit, shall remain in full force and effect during the Term as security for the payment by Tenant of the Rent and all other charges or payments to be paid hereunder and the performance of the covenants and obligations contained herein. The Covenant Security Deposit shall be returned to Tenant within ten (10) days following the date on which Landlord receives evidence reasonably satisfactory to Landlord that Tenant is in compliance with the Breached Maintenance Covenant. Any Bank Guaranty shall be renewed at least thirty (30) days prior to any expiration thereof. If Tenant fails to renew any Bank Guaranty by such date, time being of the essence, Landlord shall have the right at any time after the thirtieth (30th) day before such expiration date to draw on such Bank Guaranty and to deposit the proceeds of the Bank Guaranty as a Cash Security Deposit in any account for the benefit of Landlord. Any Cash Security Deposit shall not be commingled with other funds of Landlord or other Persons and interest accrued thereon shall be due and payable to Tenant.

               (d) If at any time an Event of Default shall have occurred and be continuing, Landlord shall be entitled, at its sole discretion, to draw on any Bank Guaranty or to withdraw any Cash Security Deposit from the above-described account and to apply the proceeds in payment of (i) any Rent or other charges for the payment of which Tenant shall be in default, (ii) prepaid Basic Rent,
(iii) any expense incurred by Landlord in curing any default of Tenant, and/or
(iv) any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default, including any rights of Landlord under Paragraph 23 or to do any combination of the foregoing, all in such order or priority as Landlord shall so determine in its sole discretion and Tenant acknowledges and agrees that such proceeds shall not constitute assets or funds of Tenant or its estate, or be deemed to be held in trust for Tenant, but shall be, for all purposes, the property of Landlord (or Lender, to the extent assigned). Tenant further acknowledges and agrees that (1) Landlord's application of the proceeds of any Bank Guaranty or any Cash Security Deposit towards the payment of Basic Rent, Additional Rent or the reduction of any damages due Landlord in accordance with Paragraph 23 of this Lease, constitutes a fair and reasonable use of such proceeds, and (2) the application of such proceeds by Landlord towards the payment of Basic Rent, Additional Rent or any other sums due under this Lease shall not constitute a cure by Tenant of the applicable default provided that an Event of Default shall not exist if Tenant restores the Security Deposit to its full amount within five (5) days of the date that Landlord has given written notice to Tenant that Landlord or Lender, as applicable, has applied any portion of a Security Deposit and in accordance with the requirements of this Paragraph 31, so that the original amount of the Security Deposit shall be again on deposit with Landlord.

               (e) Except in accordance with Paragraph 32(f) below, at the expiration of the Term any Security Deposit then held by Landlord, shall be returned to Tenant after deducting therefrom any Monetary Obligations due and owing to Landlord.

               (f) Notwithstanding anything to the contrary set forth herein, so long as (1) no non-monetary Event of Default has occurred and is then continuing and (2) there has been no monetary Event of Default for at least six (6) consecutive months, (i) a portion of the Security Deposit equal to three months of the Basic Rent then in effect shall be released to Tenant if and when Tenant shall have achieved EBITDA for any Fiscal Year in excess of 50% of the annual Basic Rent (the "50% Test"), (ii) a further portion of the Security Deposit equal to three months of the Basic Rent then in effect shall be released to Tenant if and when Tenant shall have achieved EBITDA for any Fiscal Year in excess of 75% of the annual Basic Rent (the "75% Test"), and (iii) a further portion of the Security Deposit equal to three months of the Basic Rent then in effect shall be released to Tenant if and when Tenant shall have achieved EBITDA for any Fiscal Year in excess of 100% of the annual Basic Rent (the "100% Test"). If in any Fiscal Year following the Fiscal Year during which Tenant achieves a 50% Test, 75% Test or 100% Test, Tenant's EBITDA falls below one or more of the applicable tests, the Security Deposit shall be increased by three, six or nine months of the Basic Rent then in effect, as applicable, in order to cause Landlord to hold the Security Deposit it would have held if the applicable tests had not been previously met. Notwithstanding the foregoing, at no time shall the Security Deposit hereunder ever be less than three months of Basic Rent then in effect. As used herein, "EBITDA" shall mean, with respect to any fiscal period, the consolidated net earnings (or loss) of the Tenant Group's, minus extraordinary gains, plus interest expense, income taxes, depreciation and amortization, and non-cash charges related to restructuring or acquisition for such period, as determined in accordance with GAAP provided that if any member of the Tenant Group acquires all or any part of the shares or interests in a Person in the DIY Business the losses of such Person shall not be included in calculating EBITDA as long as such Person (i) is a separately operated business concern, and (ii) prepares its own separate financial statements. In no event shall any portion of the Security Deposit be released to Tenant prior to June 1, 2008.

               (g) Landlord shall have the right to designate Lender or any other holder of a Mortgage as the beneficiary of any Security Deposit during the term of the applicable Loan, and such Lender or other holder of a Mortgage shall have all of the rights of Landlord under this Paragraph 32. Tenant covenants and agrees to execute such agreements, consents and acknowledgments as may be requested by Landlord from time to time to change the holder of any Security Deposit as hereinabove provided.

          33. Substitution and Exchange of Premises.

               (a) So long as no Event of Default then exists, commencing on the tenth (10th) anniversary of the Commencement Date, Tenant shall have the right in its discretion, with respect to Related Premises that are no longer economic or suitable for Tenant's continued use and occupancy in its business operations (any such Related Premises, an "Obsolete Premises") to substitute the Obsolete Premises for a property (i) the use of which is substantially similar to the use of the Obsolete Premises and (ii) the appraised value of which is equal to or greater than the appraised value of the Obsolete Premises as of the Commencement Date or the appraised value as of the date of the Exchange (the "Exchange Premises") and convey to Landlord and lease the Exchange Premises back from Landlord in exchange for the conveyance to Tenant of such Obsolete Premises and the termination of the Lease with respect to such Obsolete Premises (the "Exchange"). In the event that Tenant elects to exercise such right, Tenant shall deliver to Landlord a certificate of Tenant stating that the Obsolete Premises are no longer economic or suitable for Tenant's continued use and occupancy in its business operations, specifying in reasonable detail the reasons therefore, and further certifying that Tenant intends to abandon its operations at the Obsolete Premises.

               (b) Tenant acknowledges and agrees that its right to effect an Exchange is subject to and conditioned upon compliance with all reasonable requirements of Landlord.

               (c) From and after the date of an Exchange (i) the Exchange Premises shall be a Related Premises, subject in all respects to the terms of this Lease, and the Lease shall be amended accordingly, and (ii) this Lease shall terminate with respect to the Obsolete Premises, except for Surviving Obligations relative to the Obsolete Premises.

          34. Provisions Related to the End of the Lease Term.

               (a) Not more than twenty-four (24) months or less than twelve
(12) months prior to the last day of the Renewal Term and so long as this Lease is in full force and effect, Landlord may offer by written notice (the "Renewal Offer") to lease the Leased Premises to Tenant, at an initial annual basic rent equal to Fair Market Rental Value of each Related Premises as determined by an independent third party leasing consultant and upon such additional business terms and conditions as Landlord would be willing to lease the Leased Premises or any Related Premises to third parties. Landlord and Tenant each agrees that this Paragraph 34 does not constitute an obligation on Landlord to offer the Leased Premises to Tenant.

               (b) Tenant shall have the right (but not the obligation) to accept the Offer only by giving Landlord written notice of such acceptance (the "Lease Notice") within sixty (60) days after delivery by Landlord to Tenant of the Offer, and the Lease Notice shall specify the Leased Premises or any one or more Related Premises for which Tenant has accepted the Offer. Time shall be of the essence with respect to said sixty (60) day period and delivery of the Lease Notice by Tenant. If Tenant shall accept the Offer, Tenant shall execute any documentation reasonably required by Landlord to reflect Tenant's acceptance of the Offer. If Landlord shall make the Offer, then, whether or not Tenant has accepted the Offer, Landlord shall have the unilateral right, in Landlord's sole discretion, to revoke the Offer or to enter into the Lease with Tenant if an Event or Default exists under this Lease at any time prior to the expiration of the Term.

               (c) If Tenant does not accept, or fails to accept, the Offer in accordance with the provisions therein, Landlord shall be under no further obligation with respect to such Offer pursuant to the terms contained therein, and Tenant shall have forever waived and relinquished its right to such Offer, and Landlord shall at any and all times thereafter be entitled to market the Leased Premises to others upon such terms and conditions as Landlord in its sole discretion may determine, except that if the initial annual basic rent ("Third Party Rent") for which Landlord enters into a binding contract ("Third Party Contract") to lease the Leased Premises or any Related Premises is less than ninety-five percent (95%) of the initial annual basic rent offered to Tenant, Tenant shall have fifteen (15) days in which to accept the Third Party Rent. Tenant shall, within five (5) days after Landlord's request therefor, deliver an instrument in form reasonably satisfactory to Landlord confirming the aforesaid waiver, but no such instrument shall be necessary to make the provisions hereof effective. In the event Landlord fails to provide the Offer in accordance with Paragraph 34(a), Tenant shall in any event be entitled to accept the Third Party Rent in accordance with this Paragraph 34(c).

          35. Right of First Offer to Purchase.

               (a) If Landlord decides to offer the Leased Premises for sale to any third party, Landlord shall first offer by written notice (the "Offer") to sell the Leased Premises to Tenant for a specific purchase price (the "ROFO Purchase Price") and, upon such terms and conditions as Landlord, in Landlord's sole discretion, would otherwise intend to offer to sell the Leased Premises, prior to Landlord's offering to sell the Leased Premises to any such third party except that the terms and conditions of any such sale to Tenant shall be (i) consistent with the terms and provisions of this Paragraph 35 and (ii) the sale to Tenant shall be "AS IS", "WHERE IS", without representation or warranty by Landlord. If Landlord shall make the Offer, then, whether or not Tenant has accepted the Offer, Landlord shall have the unilateral right, in Landlord's sole discretion, to revoke the Offer if an Event of Default exists under this Lease on the date on which Landlord shall give, or would otherwise be required to give, Tenant the Offer.

               (b) Tenant shall have the right to accept the Offer only by giving Landlord written notice of such acceptance (the "ROFO Notice") within thirty (30) days after delivery by Landlord to Tenant of the Offer. Time shall be of the essence with respect to said thirty (30) day period and delivery of the ROFO Notice by Tenant. If Tenant shall accept the Offer, Tenant shall execute any documentation reasonably required by Landlord to reflect Tenant's acceptance of the Offer. Notwithstanding anything to the contrary contained in this Lease, upon the delivery of the ROFO Notice by Tenant, no event or circumstances affecting the Leased Premises including, but not limited to, a Condemnation or Casualty, shall give Tenant any right or option of Tenant to cancel, surrender or otherwise terminate this Lease, and any other right or option of Tenant under the Lease to acquire the Leased Premises, shall automatically be deemed to have been waived by Tenant for all purposes under this Lease.

               (c) If Tenant does not accept, or fails to accept, the Offer in accordance with the provisions herein, Landlord shall be under no further obligation with respect to such Offer pursuant to the terms contained herein, and Tenant shall have forever waived and relinquished its right to such Offer, and Landlord shall at any and all times thereafter be entitled to market the Leased Premises to others upon such terms and conditions as Landlord in its sole discretion may determine, except that if the price ("Third Party Price") for which Landlord enters into a term sheet ("Third Party Contract") to sell the Leased Premises is less than ninety five percent (95%) of the ROFO Purchase Price, Tenant shall have fifteen (15) days in which to accept the Third Party Price. If the ROFO Purchase Price to be paid by a Third Party Purchaser is not to be paid in Euros, the value of the consideration to be paid shall be calculated as of the date of the Third Party Contract. Tenant shall, within five
(5) days after Landlord's request therefor, deliver an instrument in form reasonably satisfactory to Landlord confirming the aforesaid waiver, but no such instrument shall be necessary to make the provisions hereof effective. Provided no Event of Default shall have occurred and be continuing and this Lease shall not have been terminated or expired, Landlord undertakes not to sell the Leased Premises to a Competitor.

               (d) If Tenant does not timely deliver the ROFO Notice and the Leased Premises are transferred to a third party, Tenant will attorn to such third party as Landlord so long as such third party and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

               (e) Notwithstanding anything to the contrary contained herein, the provisions of this Paragraph 35 shall not apply to or prohibit (i) any mortgaging or other hypothecation of Landlord's interest in the Leased Premises,
(ii) any sale of the Leased Premises pursuant to a private power of sale under or judicial foreclosure of any Mortgage or other security instrument or device to which Landlord's interest in the Leased Premises is now or hereafter subject,
(iii) any transfer of Landlord's interest in the Leased Premises to a Lender or other holder of a security interest therein or their designees by deed in lieu of foreclosure, (iv) any transfer of the Leased Premises to any governmental or quasi-governmental agency with power of condemnation, (v) any transfer of the Leased Premises or any interest therein or in Landlord to any affiliate of Corporate Property Associates 14 Incorporated ("CPA:14") or Corporate Property Associates 15 Incorporated ("CPA: 15") or Corporate Property Associates 16 - Global Incorporated ("CPA:16") or to any entity for whom W.P. Carey & Co. LLC or any of its Affiliates provides management or advisory services or investment advice, (vi) a transfer to any person or entity to whom CPA:14, CPA:15 or CPA:16 sells all or substantially all of its assets, (vii) any transfer of the interest of CPA:14 in Landlord to either CPA:15 or CPA:16 or any transfer of the interest of CPA:15 in Landlord to either CPA:14 or CPA:16 or any transfer of the interest of CPA: 16 in Landlord to either CPA:14 or CPA:15 or (viii) any transfer of the Leased Premises to any of the successors or assigns of any of the persons or entities referred to in the foregoing clauses (i) through (iv).

               (f) If the Leased Premises is purchased by Tenant pursuant to this Paragraph 35, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or assignment of leases and rents and liens, exceptions and restrictions on, against or relating to the Leased Premises which have been created by or resulted solely from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

               (g) Upon the date fixed for a purchase of the Leased Premises pursuant to this Paragraph 35 which shall be a date mutually acceptable to Landlord and Tenant which shall be no later than either sixty (60) days following acceptance of the Offer or the date specified in the Third Party Contract, if applicable, (the "Purchase Date"), Tenant shall pay to Landlord, or to any Person or entity to whom Landlord directs payment, the ROFO Purchase Price and all other sums payable by Tenant under the Offer, in Federal Funds, and the transfer of title shall be pursuant to a Standard Real Estate Purchase Agreement under German law except that Landlord will make no representation or warranty with respect to the Leased Premises.

Effective as of the Purchase Date and the payment of the ROFO Purchase Price and all other sums payable by Tenant under the Offer, this Lease and all obligations and liabilities of Tenant hereunder shall terminate, except any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or termination of this Lease or which survive such expiration or termination by their own terms. Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the ROFO Purchase Price due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.

               (h) This Lease shall continue in full force and effect in accordance with its terms until the Purchase Date has occurred and the ROFO Purchase Price and all other sums payable by Tenant under the Offer have been paid to Landlord.

          36. Ground Leases. Landlord and Tenant hereby agree as follows with respect to the Ground Leases:

               (a) Tenant shall have no authority to agree to any amendment, modification or supplement to any Ground Lease or to waive any rights of the lessee under any Ground Lease without the prior written consent of Landlord. Landlord shall not modify, amend or supplement the terms of any Ground Lease without the written consent of Tenant (which shall not be unreasonably withheld). It shall not be unreasonable for Landlord or Tenant or Lender to withhold approval of an amendment which would shorten the term of any Ground Lease, increase any Ground Lease Basic Rent or increase in any material respect any other obligations of the lessee under any Ground Lease.

               (b) Landlord and Tenant shall each deliver to the other and to the Lender, copies of all notices or other correspondence received by such party related to any Ground Lease promptly after such party's receipt of the same.

               (c) Tenant agrees that it shall be solely responsible, at Tenant's sole cost and expense, for performing when due all the Ground Lease Obligations to be performed by the lessee under any Ground Lease. Landlord agrees that it shall cooperate in any manner reasonably requested by Tenant in order to facilitate Tenant's performance of any Ground Lease Obligations; provided that Tenant shall bear all costs and expenses associated therewith.

               (d) In the event of a termination of any Ground Lease as a result of Tenant's failure to perform any Ground Lease Obligations, Tenant shall nonetheless remain obligated to continue to make payment of all Basic Rent, Additional Rent and other amounts due under this Lease throughout the remainder of the Term of this Lease without setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense.

          37. Post-Closing Obligations. Pursuant to certain environmental due diligence assessments and certain technical due diligence assessments conducted by ERM GmbH with respect to the Leased Premises, Tenant shall complete, remediate or obtain certain obligations more particularly specified in Exhibit "L" hereto within the time periods specified in Exhibit "L".

          38. Miscellaneous.

               (a) The Paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

               (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; (viii) "any of the Fixtures" shall mean "the Fixtures or any part thereof or interest therein";
(ix) "any of the Adjoining Property" shall mean "the Adjoining Property or any part thereof or interest therein" and (x) "reasonable cost of counsel" or "legal fees and expenses" shall mean "any costs or legal fees reasonably incurred but in no case limited to statutory legal fees under the German Attorney Legal Fee Ordinance ("RVG")".

               (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord, provided that the notice provisions of Paragraph 4(b) shall apply to any entry by Landlord or its agents onto any Related Premises. Landlord shall not unreasonably withhold or delay its consent whenever such consent is required under this Lease, except that with respect to any assignment of this Lease or subletting of any Related Premises the standards of Paragraph 21 shall apply. If consent is denied Tenant may seek the decision from the court of law as to the reasonableness of such denial. Tenant covenants and agrees that it shall not, in any event, have the right to terminate this Lease as a result of any denial.

               (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

               (e) This Lease and any amendments hereto constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the leasing of the Leased Premises.

               (f) This Lease may be modified, amended, discharged, assigned or waived only by an agreement in writing signed by Landlord and Tenant. Tenant and Landlord know of the requirement of written form according to Section 550 German Civil Code. Tenant and Landlord hereby acknowledge the obligation to observe the requirement of written form when modifying, amending, discharging, assigning or waiving this Lease and agree to undertake any action necessary to comply with the requirement of written form at any time and hereby waive any rights referring to the fact that the requirement of written form may not have been observed.

               (g) The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

               (h) Notwithstanding any provision in this Lease to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Lease with respect to any Related Premises.

               (i) Should individual provisions of this Lease be or become invalid or unenforceable in whole or in part, or should a gap in this Lease become evident, this shall not affect the validity of the remaining provisions. Instead of the invalid or unenforceable provision, or in order to fill the gap, Landlord and Tenant shall agree upon an appropriate provision which, to the extent legally permissible, comes closest to what the parties intended or would have intended in view of the purpose of this Lease if they had considered this point at the time of conclusion of this Lease.

               (j) All exhibits attached hereto are incorporated herein as if fully set forth.

               (k) Any amendment to this Lease must be in writing.

               (l) Tenant is not, nor will Tenant become, a Person with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and Tenant not will engage in any dealings or transactions or be otherwise associated with such persons or entities.

               (m) This Lease shall be governed by and construed in accordance with the Laws of Germany.

               (n) This Lease may be executed in a number of counterparts and by different parties hereto in separate counterparts each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

               (o) Upon the written request of Landlord, Tenant shall bifurcate this Lease by entering into two or more leases, each with respect to a portion of the Leased Premises (but with each such lease containing not less than five
(5) Related Premises), which leases shall be identical to this Lease except that Basic Rent and Allocated Cost shall be divided accordingly.

               (p) Landlord and Tenant acknowledge that in the event certain conditions to the acquisition under the terms of the Interest Purchase Agreement of either one or both of the Bonn-Beuel Premises and the Steinfurt Premises (either, a "Non-Acquired Premises") are not met, this Lease shall terminate with respect to the Non-Acquired Premises and this Lease shall remain in full force and effect with respect to the remaining Leased Premises (exclusive of the Non-Acquired Premises); provided, that the Basic Rent for the remaining Leased Premises to be paid after such termination shall be the Basic Rent otherwise payable hereunder with respect to the Leased Premises multiplied by a percentage equal to the sum of the percentages set forth on Exhibit "F" for the remaining Leased Premises (exclusive of the Non-Acquired Premises).

               (q) Landlord and Tenant acknowledge that in the event certain conditions to the acquisition of the Dortmund-Kley Premises under the terms of the Interest Purchase Agreement are not met, and, as a result, the purchase price for the Dortmund-Kley Premises is not paid by Landlord, this Lease shall remain in full force and effect with respect to the Dortmund-Kley Premises, except that the Basic Rent for the Dortmund-Kley Premises shall not be payable and the Basic Rent otherwise payable hereunder with respect to the Leased Premises shall be multiplied by a percentage equal to the sum of the percentages set forth on Exhibit "F" for the remaining Leased Premises (exclusive of the Dortmund-Kley Premises).

               (r) In consideration for this Lease, Tenant shall execute the Pledge Agreements in favor of Landlord.

                   REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

                                        LANDLORD:

                                        HELLWEG GMBH & CO.
                                        VERMOGENSVERWALTUNGS KG,
                                        a German limited partnership


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------


                                        TENANT:

                                        HELLWEG DIE PROFI-BAUMARKTE
                                        GMBH UND CO. KG,
                                        a German limited partnership


                                        By:
                                            ------------------------------------
                                        Title:
                                               ---------------------------------

              SIGNATURE PAGE TO HELLWEG II LEASE AGREEMENT, ANNEX B

                                                                     EXHIBIT A-1

                              RELATED PREMISES LIST

1.   Aschersleben Premises
2.   Berlin-Biesdorf Premises
3.   Berlin-WeiBensee Premises
4.   Blumberg Premises
5.   Bochum-Hofstede Premises
6.   Bonn-Beuel Premises
7.   Bonn-Duisdorf Premises
8.   Chemnitz II Premises
9.   Dahlwitz-Hoppegarten Premises
10.  Dortmund-Kley Premises
11.  Ennepetal Premises
12.  Essen-Altenessen Premises
13.  Essen-Borbeck Premises
14.  Essen-Kettwig Premises
15.  Falkensee Premises
16.  Gelsenkirchen Premises
17.  Geltow Premises
18.  Greiz Premises
19.  Gronau Premises
20.  Guben Premises
21.  Halberstadt Premises
22.  Halle Premises
23.  Hennigsdorf Premises
24.  Leipzig Premises
25.  Ludenscheid Premises
26.  Lutherstadt-Eisleben Premises
27.  Magdeburg Mittagstr. Premises
28.  Magdeburg Premises
29.  Menden Premises
30.  Mettmann Premises
31.  Nordhausen Premises
32.  Paderborn Premises
33.  Potsdam Premises
34.  Quedlinburg Premises
35.  Steinfurt Premises
36.  Werl Premises
37.  Zwickau Premises


              EXHIBIT A - 1 TO HELLWEG II LEASE AGREEMENT, ANNEX B

                                                                       EXHIBIT B

                                    FIXTURES

All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Leased Premises as essential component parts (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but excluding all personal property and all trade fixtures, machinery, office and warehouse equipment which are not essential component parts of the Leased Premises.


              EXHIBIT B TO HELLWEG II LEASE AGREEMENT, ANNEX B - 1

                                                                       EXHIBIT D

                               BASIC RENT PAYMENTS

     1. Basic Rent.

     (a) Initial Term. Subject to the adjustments provided for in Paragraphs 2, 3 and 4 below, Basic Rent payable in respect of the Term shall be Twenty-four Million Nine Hundred Sixty-Four Thousand Seven Hundred Seventy-Nine and 00/100 Euros (E24,964,779.00) per annum, payable monthly in advance on each Basic Rent Payment Date, in equal installments of Two Million Eighty Thousand Three Hundred Ninety-Eight and 25/100 Euros (E2,080,398.25) each.

     (b) Renewal Term. Annual Basic Rent for the first year of the Renewal Term shall be an amount equal to the Fair Market Rental Value as of the first day of the Renewal Term, as determined in accordance with Paragraph 29 of this Lease, shall be payable in equal monthly installments and shall be subject to the adjustments provided for in Paragraphs 2, 3 and 4 below.

     2. GPI Adjustments to Basic Rent. The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for changes in the index known as German Consumer Price Index (base year 2000 = 100) ("GPI") or the successor index that most closely approximates the GPI. The GPI is defined by the parties as the price index for the cost of the living of all private households in Germany as determined by the German Federal Statistical Office (Statistisches Bundesamt) or any successor organization. The parties agree that in the event that the stipulated index is not being continued, but replaced by an equivalent index by the German Federal Statistical Office or its successor organization, such index shall apply instead of the GPI as defined above. If the GPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the German Institution of Arbitration ("DIS - Deutsche Institution fur Schiedsgerichtsbarkeit e.V.") located in Cologne, Berlin and Munich, Germany. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction.

     3. Effective Dates of GPI Adjustments. Basic Rent shall not be adjusted to reflect changes in the GPI until the first (1st) anniversary of the Basic Rent Payment Date on which the first full monthly installment of Basic Rent shall be due and payable (the "First Full Basic Rent Payment Date"). As of the first
(1st) anniversary of the First Full Basic Rent Payment Date and on each anniversary of the First Full Basic Rent Payment Date thereafter during the Initial Term and on each anniversary of the first day of the Renewal Term Basic Rent shall be adjusted to reflect ninety percent (90%) of the change in the GPI during the most recent one (1) year period immediately preceding each of the foregoing dates (each such date being hereinafter referred to as the "Basic Rent Adjustment Date").

     4. Method of Adjustment for GPI Adjustment.

     As of each Basic Rent Adjustment Date when the average GPI determined in clause (i) below exceeds or falls short of the Beginning GPI (as defined in this Paragraph 4), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the average GPI for the three (3) most recent calendar months (the "Prior Months") ending prior to such Basic Rent Adjustment Date for which the GPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning GPI, and the denominator of which shall be the Beginning GPI. Ninety percent (90%) of the product of such


              EXHIBIT D TO HELLWEG II LEASE AGREEMENT, ANNEX B - 1 multiplication shall be added to or, as the case may be, subtracted from the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date. As used herein, "Beginning GPI" shall mean the average GPI for the three (3) calendar months corresponding to the Prior Months, but occurring two (2) years earlier. If the average GPI determined in clause (i) equals the Beginning GPI, the Basic Rent will remain the same for the ensuing one (1) year period.

     Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.

     Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord's rights to collect such sums. Tenant shall pay to Landlord, within ten (10) days after a notice of the new annual Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the stated amount as set forth above was not delivered to Tenant at least ten (10) days preceding the Basic Rent Adjustment Date in question.

     5. Payment of VAT. Tenant shall pay to Landlord, together with each installment of Basic Rent, the amount of VAT payable on each such installment.

     6. Invoices Pursuant to Section 14 of the German VAT Act. Landlord shall, upon receipt of written request of Tenant, provide Tenant with invoices satisfying the formal requirements of Section 14 of the German VAT Act with respect to the Basic Rent due under this Lease. Landlord's Costs of preparing and/or reviewing such invoices shall be paid by Tenant.

     7. Approval. Should an approval by the Federal Authority for Economics ("Bundesamt fur Wirtschaft") be required for the GPI Adjustments set out hereinbefore Landlord and Tenant shall, without undue delay, (i) use their best efforts to agree on a change of the GPI Adjustment reflecting the economic intent of the provisions above which will not require such approval or (ii) if they cannot reach agreement within thirty (30) days of the applicable Basic Rent Adjustment Date in question, file the above GPI Adjustment clause for approval.


              EXHIBIT D TO HELLWEG II LEASE AGREEMENT, ANNEX B - 2

                                                                       EXHIBIT E

                                 ALLOCATED COST

1.    Aschersleben Premises            E  6,747,398
2.    Berlin-Biesdorf Premises         E 18,286,428
3.    Berlin-WeiBensee Premises        E 14,766,046
4.    Blumberg Premises                E  9,778,838
5.    Bochum-Hofstede Premises         E 11,050,087
6.    Bonn-Beuel Premises              E  4,107,112
7.    Bonn-Duisdorf Premises           E  9,289,896
8.    Chemnitz II Premises             E  6,845,187
9.    Dahlwitz-Hoppegarten Premises    E 20,339,984
10.   Dortmund-Kley Premises           E  6,258,457
11.   Ennepetal Premises               E  7,627,494
12.   Essen-Altenessen Premises        E 12,223,548
13.   Essen-Borbeck Premises           E 16,624,025
14.   Essen-Kettwig Premises           E  3,520,382
15.   Falkensee Premises               E 27,380,747
16.   Gelsenkirchen Premises           E 12,174,654
17.   Geltow Premises                  E  7,138,552
18.   Greiz Premises                   E  7,334,129
19.   Gronau Premises                  E  3,324,805
20.   Guben Premises                   E  5,182,784
21.   Halberstadt Premises             E  6,062,880
22.   Halle Premises                   E  9,289,896
23.   Hennigsdorf Premises             E  8,703,166
24.   Leipzig Premises                 E  7,823,071
25.   Ludenscheid Premises             E 14,766,046
26.   Lutherstadt-Eisleben Premises    E  5,769,515
27.   MagdeburgMittagstr. Premises     E  3,129,228
28.   Magdeburg Premises               E 16,037,295
29.   Menden Premises                  E  9,387,685
30.   Mettmann Premises                E  9,621,050
31.   Nordhausen Premises              E  6,845,187
32.   Paderborn Premises               E  3,324,805
33.   Potsdam Premises                 E 15,939,507
34.   Quedlinburg Premises             E  5,573,938
35.   Steinfurt Premises               E  4,400,744
36.   Werl Premises                    E  7,040,764
37.   Zwickau Premises                 E 10,169,992

                                       E353,945,054


                EXHIBIT E TO HELLWEG II LEASE AGREEMENT, ANNEX B

                                                                       EXHIBIT F

                  PREMISES PERCENTAGE ALLOCATION OF BASIC RENT/
                            INITIAL ANNUAL BASIC RENT

 1.   Aschersleben Premises              1.91%  E   475,913.73
 2.   Berlin-Biesdorf Premises           5.17%  E 1,289,795.19
 3.   Berlin-WeiBensee Premises          4.17%  E 1,041,492.37
 4.   Blumberg Premises                  2.76%  E   689,730.05
 5.   Bochum-Hofstede Premises           3.12%  E   779,394.95
 6.   Bonn-Beuel Premises                1.16%  E   289,686.62
 7.   Bonn-Duisdorf Premises             2.62%  E   655,243.54
 8.   Chemnitz II Premises               1.93%  E   482,811.03
 9.   Dahlwitz-Hoppegarten Premises      5.75%  E 1,434,638.49
10.   Dortmund-Kley Premises             1.77%  E   441,427.23
11.   Ennepetal Premises                 2.15%  E   537,989.44
12.   Essen-Altenessen Premises          3.45%  E   862,162.56
13.   Essen-Borbeck Premises             4.70%  E 1,172,541.08
14.   Essen-Kettwig Premises             0.99%  E   248,302.82
15.   Falkensee Premises                 7.74%  E 1,931,244.13
16.   Gelsenkirchen Premises             3.44%  E   858,713.91
17.   Geltow Premises                    2.02%  E   503,502.93
18.   Greiz Premises                     2.07%  E   517,297.53
19.   Gronau Premises                    0.94%  E   234,508.22
20.   Guben Premises                     1.46%  E   365,556.92
21.   Halberstadt Premises               1.71%  E   427,632.63
22.   Halle Premises                     2.62%  E   655,243.54
23.   Hennigsdorf Premises               2.46%  E   613,859.74
24.   Leipzig Premises                   2.21%  E   551,784.04
25.   Ludenscheid Premises               4.17%  E 1,041,492.37
26.   Lutherstadt-Eisleben Premises      1.63%  E   406,940.73
27.   Magdeburg Mittagstr. Premises      0.88%  E   220,713.61
28.   Magdeburg Premises                 4.53%  E 1,131,157.27
29.   Menden Premises                    2.65%  E   662,140.84
30.   Mettmann Premises                  2.74%  E   682,832.75
31.   Nordhausen Premises                1.93%  E   482,811.03
32.   Paderborn Premises                 0.94%  E   234,508.22
33.   Potsdam Premises                   4.50%  E 1,124,259.97
34.   Quedlinburg Premises               1.57%  E   393,146.13
35.   Steinfurt Premises                 1.24%  E   310,378.52
36.   Werl Premises                      1.99%  E   496,605.03
37.   Zwickau Premises                   2.87%  E   717,319.25

                                       100.00%  E24,964,779.00

If any Related Premises cease to be subject to this Lease, the percentage shown on this Exhibit F for each of the Related Premises which remain subject to this Lease shall be adjusted proportionately so that the total of such percentages shall be 100%.


                EXHIBIT F TO HELLWEG II LEASE AGREEMENT, ANNEX B

                                                                       EXHIBIT G

                                    COVENANTS

A. Operating Covenants

          1. Restricted Payments. Tenant shall not, directly or indirectly make, or cause or permit any member of the Tenant Group to make, any Restricted Payment, unless at the time thereof, and after giving effect thereto:

               (a) no Event of Default shall have occurred and be continuing;
and

               (b) Total Shareholder Equity of the Tenant Group, as determined in accordance with GAAP, equals or exceeds One Hundred Million Euros (E100.000.000,00), as increased annually by ninety percent (90%) of the increase, if any, in the GPI in the same manner and time that Basic Rent is adjusted by GPI in Exhibit "D" of this Lease; and .

               (c) Such Restricted Payment is not greater than twenty-five (25%) percent of Net Income in such Fiscal Year of the Tenant Group.

          2. Fiscal Year; Notice of Business. (a) Tenant shall not change its Fiscal Year except in connection with a Permitted Control Transaction pursuant to clause (1) of Paragraph 21(m)(i) and (b) Tenant shall operate as a retail business.

          3. Actions on behalf of any Parent, Subsidiary or Sister Company. Tenant shall not guaranty the obligations of or make additional capital contributions to or borrow money on behalf of any Parent, Subsidiary or Sister Company of Tenant or assume any debt of any such Parent, Subsidiary or Sister Company except that such restrictions shall not be applicable to any Parent, Subsidiary or Sister Company that guarantees the obligations of Tenant under this Lease pursuant to a guaranty acceptable to Landlord and only so long as after giving effect to any such capital contribution, borrowing or assumption of debt no Event of Default (as defined in the Lease) shall exist.

B. Maintenance Covenant

          1. Fixed Charge Coverage Ratio. The Tenant Group shall maintain at the end of each fiscal quarter, commencing with the fiscal quarter ending May 31, 2008 and, a Fixed Charge Coverage Ratio of not less than 1.125 to 1.0 for the four most recently completed fiscal quarters. For the avoidance of doubt, the foregoing Fixed Charge Coverage Ratio test shall be deemed waived through and including Tenant's fiscal quarter ending February 28, 2008.

                    C. Definitions for Operating and Maintenance Covenants

     For the purpose of this Exhibit "G" terms not otherwise defined in Paragraph 2 of the Lease shall have the following meanings:

                    "Capital Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.


              EXHIBIT G TO HELLWEG II LEASE AGREEMENT, ANNEX B - 1

                    "Capitalized Lease Obligation" means the amount of the liability of any Person which in accordance with GAAP should be capitalized or disclosed on the balance sheet of such Person in respect of a Capital Lease.

                    "Closing Date" shall mean the date of this Lease.

                    "Consolidated Net Income" shall mean, for any period, the aggregate net income (or loss) of the Tenant Group for such period on a consolidated basis, determined in accordance with GAAP.

                    "Consolidated Net Worth" shall mean, at any date, the net worth of the Tenant Group and its Subsidiaries on a consolidated basis, determined in accordance with GAAP.

                    "EBITDAR" means, with respect to any fiscal period and its consolidated net earnings (or loss) of the Tenant Group, minus extraordinary gains, plus interest expense, income taxes, depreciation and amortization, rental expense, and non-cash charges related to restructuring or acquisition for such period, as determined in accordance with GAAP, provided that if any member of the Tenant Group acquires all or any part of the shares or interests in a Person in the DIY Business the losses of such Person shall not be included in calculating EBITDAR for thirty (30) consecutive calendar months of such Person as long as such Person (i) is a separately operated business concern, (ii) prepares its own separate financial statements and (iii) if the Person is Marktauf Holdings GmbH or any of its Subsidiaries, Affiliates, successors or assigns continues to operate under the name it has as of the date hereof unless a written waiver to this condition (iii) is obtained from Landlord.

                    "Fixed Charge Coverage Ratio" shall mean as of any date of determination for the immediately preceding period of four (4) consecutive fiscal quarters, the ratio of (i) EBITDAR to (ii) the sum of (a) rental expense paid during such period and (b) Interest Expense.

                    "GAAP" shall mean generally accepted accounting principles as in effect from time to time in Germany, applied on a consistent basis.

                    "Indebtedness" of any Person shall mean, as of any date, all obligations which would in accordance with GAAP be classified as debt, and shall include (a) all obligations of such Person for borrowed money, (b) all obligations of such person in respect of letters of credit, surety bonds or similar obligations issued for the account of such Person, (c) all obligations of such Person as lessee, user or obligor under any lease of real or personal property which, in accordance with GAAP, are or should be capitalized on the books of the lessee, user or obligor (excluding, in the case of Tenant, any lease classified in accordance with GAAP as an operating lease), (d) all obligations of such Person in respect of the deferred purchase price for goods, property or services acquired by such Person, (e) all obligations of such Person to purchase goods, property or services where payment therefor is required regardless of whether delivery of such goods or property or the performance of such services is ever made or tendered, (f) all obligations of such Person in respect of any interest rate or currency swap, rate cap or other similar transaction (valued in an amount equal to the highest termination payment, if any, that would be payable by such Person upon termination for any reason on the date of determination), and (g) all obligations of others similar in character to those described in clauses (a) through (f) of this definition to the extent such person is liable, contingently or otherwise, as obligor, guarantor or in any other capacity, or in respect of which obligations such Person assures a creditor against loss or agrees to take any action to prevent any such loss (other than endorsements of negotiable instruments for collection in the ordinary course of business),


              EXHIBIT G TO HELLWEG II LEASE AGREEMENT, ANNEX B - 2 including, without limitation, all obligations of such Person to advance funds to, or to purchase property or services from, any other Person in order to maintain the financial condition of such other Person and, in the case of Tenant, all Indebtedness which is non-recourse to the credit of Tenant but which is secured by the assets or property of Tenant (but excluding any such nonrecourse Indebtedness of Subsidiaries of Tenant in which Tenant has no liability). Any Indebtedness which is extended or renewed (other than by an option created with the original creation of such Indebtedness) will be deemed to have been created when extended or renewed.

                    "Interest Expense" shall mean, for any period, consolidated total interest expense (including, without limitation, that portion of any Capitalized Lease Obligations attributable to interest expense in conformity with GAAP and amortization of capitalized interest) payable in cash during such period with respect to all outstanding Indebtedness of Tenant and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letter of credit and bankers acceptance financing, prepayment charges, agency fees, administrative fees, commitment fees, net payment owed under any interest rate hedging, cap or similar agreement or arrangement, all as determined for Tenant and its Subsidiaries on a consolidated basis for such period in accordance with GAAP.

                    "Net Income" shall mean Net Income determined in accordance with GAAP.

                    "Person" shall mean an individual, partnership, association, corporation or other entity.

                    "Restricted Payment" shall mean and include (a) any direct or indirect purchase, redemption or other acquisition or retirement for value of any equity security of Tenant or any option, warrant or right to acquire any such equity security, or any security convertible into or exchangeable for any such equity security, (b) any dividend, distribution, loan advance, guarantee, extension of credit or other payment of transfer, whether in cash or property and whether direct or indirect, to or for the benefit of any Person holding an equity interest in the Tenant, whether or not such interest is evidenced by a security, or any affiliate of any such Person, and (c) any direct or indirect purchase, redemption, prepayment or other acquisition or retirement for value, prior to its stated maturity, scheduled repayment or scheduled sinking fund payment of any subordinated debt of the Tenant or any Subsidiary held by any Person described in clause (b) above. In all events, the term Restricted Payment shall not include (x) payments made to any partners of Tenant or any partners of partnerships within Tenant's Group for personal income taxes ("Einkommen-, Kirchen- und Vermogenssteuer") due as a result of the operations of the Tenant Group at the rate of such taxation payable by such Person provided, however, that any such payments shall be made only by way of a loan at a market rate of interest if the making of such payment would violate the Total Shareholder Equity requirements of Section A.1.(b) of this Exhibit "G" and (y) for the salary of any partners of Tenant or any partners of partnerships within Tenant's Group so long as such salary is included in the Tenant Group's income statement as a personnel expense and is in a reasonable amount.

                    "Total Shareholder Equity" shall mean the sum of Subscribed Capital ("Gezeichnetes Kapital"), Capital Reserves ("Rucklagen und Sonderposten mit Rucklagenanteilen"), Retained Earnings ("Konzernbilanzgewinn"), Equity Reserves ("Anteile anderer Gesellschafter"), Minority Interests ("Anteile fremder Gesellschafter") and Liabilities due to Partners ("Verbindlichkeiten gegenuber Gesellschaftern") as those terms are used in the Hellweg Group financial statements as of February 28, 2004 ("MKD Vermogensverwaltungs GmbH") plus twenty-five (25%) percent of the then current fiscal year's Net Income (as defined under GAAP) and all earnings above book value from sale and lease back financings of Tenant's trade fixtures and equipment.


              EXHIBIT G TO HELLWEG II LEASE AGREEMENT, ANNEX B - 3

                                                                       EXHIBIT I

                               REQUIRED EXPANSIONS

1. Leipzig

     Expansion of the DIY market by 1,079 sqm. In addition a separate deliveries area of 187 sqm will be added. The property which did not have a garden center before will be receiving one with a warm and cold hall of 1,697 sqm. Another addition will be an open-air storage space with a covered area of 310 sqm.

     The application for permission to build has been filed. In accordance with the building permit the property will receive the required additional number of parking spaces.

     The opening has been planned for May 25, 2007.

2. Mettmann

     Expansion of the DIY market by 1,250 sqm. In addition the property will receive a 1,560 sqm garden center consisting of a cold and warm hall.

     At present first talks have been conducted with the local authorities. The application for permission to build has not yet been filed. The design contains the statutory number of parking spaces to be provided.

     Completion of construction and opening in 2008.

3. Bonn-Beuel

     Expansion of the DIY market by an additional space of 832 sqm. No garden center will be added.

     First talks with the authorities have been conducted. We intend to file the application for permission to build within the next 3 months and to complete construction in 2007. The design contains the statutory number of parking spaces to be provided.


                EXHIBIT I TO HELLWEG II LEASE AGREEMENT, ANNEX B

4. Bochum

     Here the DIY market containing an integrated garden center on a total DIY area of 1,000 sqm will be expanded by a separate garden center with a warm and cold hall on a space of 1,268 sqm and a covered open-air storage of 288 sqm.

     A preliminary building request was made and has been positively answered. The application for permission to build is being drafted and the building permit is expected to be granted within the next 2 - 3 months. The design contains the statutory number of parking spaces to be provided.

     The opening date has not been fixed yet but will probably be in February 2008.

5. Hennigsdorf

     The DIY market will not be expanded. The existing garden center will be expanded by a space of 837 sqm. The existing open-air storage will be relocated to the new plot. No covered open-air storage is planned here.

     With regard to parking spaces the local authorities have granted an exemption to the effect that the statutory number of parking spaces (30) need not be provided.on the property, however leaving the option open to install them later if the need arises, which is no problem, given the available space on the property.

The application for permission to build has been filed, the permit is expected to be granted within the next 4 - 6 weeks. Thus the building project can be completed in 2007.

     An exact opening date has not been determined yet.

6. Nordhausen

     On the existing plot, an expansion will be made of the DIY market by 1,135 sqm with a separate deliveries area.

     Furthermore it is planned to expand the market by a 1,565 sqm garden center consisting of a warm and a cold hall. In addition a covered open-air storage of 360 sqm will be added.

     Given the space available on the property, it is no problem to provide the statutory number of parking spaces.

     The application for permission to build has not been filed yet

     Expansion is expected to be completed by the end of 2008.

7. Ennepetal

     The sublease of the beverage market shall be terminated, and the 480 sqm area be reintegrated into the garden center.

     A permit is not necessary, as the area had been approved and used as a garden center before.


                EXHIBIT I TO HELLWEG II LEASE AGREEMENT, ANNEX B

     An opening date has not been planned yet.

8. Guben

     Here we plan to reduce the area for DIY products by 1,000 sqm and use this area for gardening products instead. Construction work is limited to venting and shadowing measures and the installation of additional windows (necessary for the plants).

     Further measures are not planned here.

     The application for permission to build has not been filed yet

     An opening date has not been specified yet.

9. Bonn-Duisdorf

     Implementation of a new DIY market and a garden center of the following size:

     DIY market: 6,250 sqm, garden center: 1,450 sqm and covered open-air storage: 260 sqm

     The existing underground parking of the existing DIY shall be extended in the course of these construction works to the effect that a total of 90 underground parking spaces will be available. The remaining statutory parking spaces can be provided above ground.

     The application for permission to build will be filed shortly.

     Opening is planned for spring 2008.

10. Magdeburg

     Construction measures are limited to the expansion of the existing garden center by some 700 sqm (cold hall). The existing covered open-air storage will be done away with without being replaced. No additional construction measures are planned here.

     The application for permission to build will be filed shortly.

     Opening is planned for March 2008. Der Eroffnungstermin ist fur Marz 2008 geplant.

11. Menden

     The existing DIY is planned to be expanded by 750 sqm on the present plot.

     The application for permission to build has not been filed yet. There is no problem to provide the parking spaces necessitated by the expansion.


                EXHIBIT I TO HELLWEG II LEASE AGREEMENT, ANNEX B

                                                                       Exhibit K

                               List of Guarantors

(1)  "BAUFREUND" Handelsgesellschaft m.b.H.

(2)  "Hellweg" Die Profi-Baumarkte GmbH & Co. KG Chemnitz

(3)  "Hellweg" Die Profi-Baumarkte Verwaltungsgesellschaft mbH Chemnitz

(4)  Dr. Wolfgang Schroeder Beteiligungs GmbH

(5)  Dr. Wolfgang Schroeder GmbH & Co. KG

(6)  HELLWEG Die Profi-Baumarkte Beteiligungs GmbH

(7)  HELLWEG Die Profi-Baumarkte GmbH & Co. KG

(8)  HELLWEG GmbH & Co. Grundbesitz KG

(9)  HELLWEG GmbH & Co. Immobilien KG

(10) HELLWEG Handels GmbH

(11) Markische Industrie- und Baubedarfsgesellschaft mbH & Co. KG

(12) MKD Vermogensverwaltungs Beteiligungs GmbH Berlin

(13) Plantiflor Zierpflanzen GmbH

(14) Universal Haus & Garten Plantiflor Handels & Verwaltungs-GmbH

(15) Universal Haus & Garten Plantiflor Handels GmbH & Co. KG


                EXHIBIT K TO HELLWEG II LEASE AGREEMENT, ANNEX B

                                                                       EXHIBIT L

                            POST-CLOSING OBLIGATIONS

     Tenant shall perform the following actions and provide Landlord with written confirmation, satisfactory to Landlord, of completion of the activities listed below. Documentation shall include copies of all relevant reports, contracts, agreements and correspondence with relevant governmental authorities and, where appropriate, photographic evidence documenting the completed obligations.

     I. GENERAL OBSERVATIONS (APPLICABLE TO MULTIPLE RELATED PREMISES IDENTIFIED BELOW)

          A. MOLD (ALGAE GROWTH) - Not later than September 1, 2007, Tenant shall have taken such measures as required to remove the "algae growth" from the shopping cart shelters at the following Related Premises: Leipzig Premises, Magdeburg Premises, Chemnitz II Premises, Aschersleben Premises, Lutherstadt-Eisleben Premises, Quedlinburg Premises, Halle Premises, Guben Premises, Nordhausen Premises, Zwickau Premises, and Greiz Premises. Documentation shall include before and after photographs.

          B. MOLD (ROOF LEAKAGE) - Not later than March 1, 2008, Tenant shall repair the roof leakages discussed by ERM GmbH in their supplemental reports for the Bochum-Hofstede Premises and Guben Premises.

          C. MOLD (STORMWATER INFILTRATION) - Not later than March 1, 2008, Tenant shall take such measures as are necessary to prevent rain water from collecting inside the garden center's at the following properties: Henningsdorf Premises, Falkensee Premises, and Berlin-Weissensee Premises.

          D. UNDERGROUND STORAGE TANK TIGHTNESS TEST - Not later than September 1, 2007, Tenant shall have retained a qualified consultant and shall have conducted tightness tests to determine the integrity of the heating oil underground storage tanks located at the following properties: Magdeburg Premises and Aschersleben Premises. Tenant shall provide Landlord with a written report from the consultant documenting the tightness test result and providing the consultant's opinion as to whether the tanks evidence indication of any leakage.

          E. SECONDARY CONTAINMENT - Not later than September 1, 2007, Tenant shall take such measures as necessary for the storage of diesel canisters for the on-site forklift to be stored within a roofed area with secondary containment at the following properties: Gelsenkirchen Premises, Essen-Altenessen Premises, and Dortmund-Kley Premises. Documentation of the completion of the actions shall include before and after photographs.

          F. FLUORESCENT LIGHT TUBE STORAGE - Not later than September 1, 2007, Tenant shall cease the storage of fluorescent light tubes in rain barrels and arrange for the storage of spent or used fluorescent light tubes in properly designed containers at the following properties: Essen-Kettwig Premises and Essen-Borbeck Premises. Documentation of the completion of the actions shall include before and after photographs.

     II. INDIVIDUAL PROPERTIES

          A. GELSENKIRCHEN PREMISES

               1. Oil Staining - Not later than September 1, 2007, Tenant shall take appropriate measures to secure the manholes in the waste collection area from contamination as a result of spills of material in the waste collection area. Documentation of the completion of the actions shall include before and after photographs.

          B. HALBERSTADT PREMISES

               1. Inspection of Press Container - Not later than July 1, 2007, Tenant shall have arranged for the required inspection of the press container and shall provide documentation of such inspection to Landlord.

          C. DAHLWITZ-HOPPEGARTEN PREMISES

               1. Waste Containers - Not later than July 1, 2007, Tenant shall have arranged for the removal of the full containers of waste paint and lacquer observed by ERM GmbH and discussed in their supplemental report. Documentation of the completion of the actions shall include before and after photographs.

          D. BERLIN-BIESDORF PREMISES

               1. Emergency Doors -Not later than September 1, 2007, Tenant shall have arranged to improve the emergency doors.

          E. GREIZ PREMISES

               1. Fire Alarm System - Not later than September 1, 2007, Tenant shall have arranged to install a fire alarm system.

          F. HALLE PREMISES

               1. New Flooring - Not later than September 1, 2007, Tenant shall have arranged to install new flooring.

          G. LUDENSCHEID PREMISES

               1. Cold Wall - Not later than September 1, 2007, Tenant shall have arranged to reconstruct the cold hall (glass wall).

          H. NORDHAUSEN PREMISES

               1. Fire Alarm System - Not later than September 1, 2007, Tenant shall have arranged to install a fire alarm system.

     III. COSTS

          Tenant shall reimburse Landlord for all of Landlord's reasonable costs, including attorneys' and consultants' fees, incurred by Landlord in reviewing Tenant's progress in completing the activities listed herein.

     III. REQUIRED NOTICE

          Tenant shall provide all communications regarding the obligations set forth in this Exhibit "L", including Tenant's proof of satisfactory completion of each obligation hereunder, to Landlord addressed to the following:

                    Werner Schulte
                    ERM GmbH
                    Konrad-Adenauer-Str. 3
                    63263 Neu-Isenburg, Germany
                    Tele: +49 6102 - 206-145
                    Fax: +49 6102 - 206-204
                    Mob: +49 151 145 16 145
                    Werner.Schulte@erm.com

                    AND

                    Louis A. Naugle, Esquire
                    Reed Smith LLP
                    435 Sixth Avenue
                    Pittsburgh, PA 15219
                    Tele: 412-288-8586
                    Fax: 412-288-3063
                    lnaugle@reedsmith.com